UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QUALITY DISTRIBUTION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed under Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

April 27, 2012

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Quality Distribution, Inc., which will be held on Wednesday, May 30, 2012, beginning at 10:00 a.m., Eastern Time. The meeting will be held at the Hilton Garden Inn located at 10309 Highland Manor Drive, Tampa, Florida, 33610. The purpose of the meeting is to consider and vote upon the proposals explained in the accompanying notice of annual meeting of shareholders and the proxy statement.

A formal notice describing the business to come before the meeting, a proxy statement and a proxy card are enclosed. We have also enclosed our 2011 Annual Report on Form 10-K for your review, which contains detailed information concerning our financial performance and activities during 2011.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote your shares by completing, signing and dating the enclosed proxy card, and returning it in the enclosed, postage-paid envelope. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

Gary R. Enzor

Chief Executive Officer

Enclosures

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 30, 2012

The annual meeting of shareholders of Quality Distribution, Inc. (the “Company”) will be held on Wednesday, May 30, 2012, at 10:00 a.m., Eastern Time at the Hilton Garden Inn, located at 10309 Highland Manor Drive, Tampa, Florida 33610 for the following purposes:

(1)	to elect seven directors

(2)	to act upon a proposal to approve the 2012 Equity Incentive Plan

(3)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2012

(4)	to cast an advisory vote to approve the compensation of the Company’s named executive officers

(5)	to cast an advisory vote on the frequency of future advisory votes to approve the compensation of the Company’s named executive officers and

(6)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 13, 2012, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Only shareholders or their proxy holders are invited to attend the meeting.

By Order of the Board of Directors

Jonathan C. Gold

Corporate Secretary

Tampa, Florida

April 27, 2012

IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to complete, sign, date and return the enclosed proxy card at your earliest convenience. This will ensure that your vote will be counted at the meeting. Promptly completing, signing, dating and returning the proxy card will save the Company the expense and effort of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for the purpose of returning your proxy card. Sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. “Street name” shareholders who wish to vote in person will need to obtain a proxy from the person in whose name their shares are registered.

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

You have received this proxy statement and the accompanying notice of annual meeting and proxy card as an owner of the common stock, no par value, of Quality Distribution, Inc., in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at Quality Distribution’s 2012 annual meeting of shareholders.

Unless the context requires otherwise, references in this proxy statement to “Quality Distribution,” “QDI,” the “Company,” “we,” “us,” or “our” refer to Quality Distribution, Inc. and its consolidated subsidiaries.

Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the 2012 annual meeting of shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the proxy card on or about April 27, 2012.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	May 30, 2012 10:00 a.m. Eastern Time Hilton Garden Inn 10309 Highland Manor Drive Tampa, Florida 33610

Items to be Voted Upon	You will be voting on the following matters:

(1) the election of seven directors

(2) the approval of the 2012 Equity Incentive Plan

(3) the ratification of the appointment of the Company’s independent registered certified public accounting firm

(4) the approval, on an advisory basis, of the compensation of the Company’s named executive officers

(5) the frequency, on an advisory basis, of future advisory votes to approve the compensation of the Company’s named executive officers and

(6) such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, April 13, 2012. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 26,974,990 shares of common stock outstanding and entitled to vote. Common stock is our only issued and outstanding class of stock.

How to Vote	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on April 13, 2012, the record date for voting. In order to vote in person at the annual meeting, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

Voting Shares in Fiduciary Account

If you received this proxy statement from your broker or other fiduciary, your broker or fiduciary should have given you instructions for directing how that person or entity should vote your shares. It will then be your broker or fiduciary’s responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card or other instructions in the envelope provided by your broker or utilize telephone or internet voting procedures if provided to you.

Voting your shares in this manner will not affect your right to vote in person if you decide to attend the meeting, however, you must first request a legal proxy from your broker or other fiduciary or the enclosed proxy card. Obtaining a legal proxy will cancel any voting directions you have previously given with respect to your shares.

Brokers generally may vote on routine matters, such as the ratification of an independent public accounting firm, but may not vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. The election of directors, approval of the 2012 Equity Incentive Plan, and the advisory votes to approve the compensation of our named executive officers and the frequency of such votes in the future are considered non-routine matters. Therefore, if you do not provide directions to your broker as to how you want your shares voted, your broker is not permitted to vote on those matters. If there is a non-routine matter presented to shareholders at the meeting and your broker or fiduciary does not receive instructions from you on how to vote on that matter, your broker or fiduciary may return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.

Proxy Card	If you complete, sign, date and return your proxy card before the annual meeting, we will vote your shares as you direct. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers, you may vote “ONE YEAR,” “TWO YEARS,” or “THREE YEARS” or you may “ABSTAIN” from voting. For all other items of business, you may vote “FOR” or “AGAINST” the matter, or you may “ABSTAIN” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

• “FOR” the election of all seven nominees for director identified on pages 4 and 5

• “FOR” the approval of the 2012 Equity Incentive Plan

• “FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2012

• “FOR” the approval of the compensation of our named executive officers

• “ONE YEAR” for the interval for holding the advisory vote to approve the compensation of the Company’s named executive officers and

• in our discretion as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Changing Your Vote	You can revoke your proxy at any time before it is voted at the annual meeting by:

• submitting a new proxy with a later date by signing and returning a proxy card to the Company

• attending the annual meeting and voting in person or

• sending written notice of revocation addressed to Jonathan C. Gold, our Corporate Secretary, at the address of the Company.

Quorum	A quorum is required to hold an annual meeting and conduct business. A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by holders of shares of our common stock.

Votes Required	Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. All other matters scheduled to be presented at the meeting will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing it. The advisory matters scheduled to be presented at the meeting are not binding actions of our shareholders. Any other matters properly brought before the meeting will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing the matter, unless a greater number of affirmative votes is required for approval of that matter under our Articles of Incorporation or By-laws or the Florida Business Corporation Act.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Under Florida corporate law, abstentions and broker non-votes are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Since abstentions and broker non-votes are not considered votes cast on a proposal and are not considered votes opposing the election of a director or other actions, abstentions and broker non-votes will have no effect on the election of directors or any other matters scheduled to be presented at the meeting.

Solicitation	We will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We have engaged Phoenix Advisory Partners to assist us with the distribution of proxies (but not the solicitation thereof). We expect to pay Phoenix Advisory Partners approximately $5,500 for its services. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our common stock. In addition to solicitations by mail, our directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Articles of Incorporation and By-laws provide that our Board shall comprise no less than one or more than 13 directors. Vacancies on the Board may be filled only by the Board. A director elected to fill a vacancy holds office until the next annual meeting of shareholders and until such director’s successor is elected and qualified.

Our Board is currently composed of seven members. Each of our directors is required to stand for re-election every year, and the Corporate Governance Committee has nominated only current directors to serve for the next term. If elected at the annual meeting, each of the seven nominees below would serve until the 2013 annual meeting and until his successor is elected and qualified, or until his earlier death, disability, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated. There are no family relationships among any of our directors or executive officers.

Nominees for Election for a One-Year Term Expiring at the 2013 Annual Meeting

Kevin E. Crowe (29)  has been a director of QDI since November 2009. Mr. Crowe has been employed by Apollo Management, L.P. (“Apollo”) since August 2006. From June 2004 until June 2006, Mr. Crowe was a member of the Financial Sponsors Group within the Global Banking department at Deutsche Bank. Mr. Crowe graduated in 2004 from Princeton University with an AB in Economics and a certificate in Finance. Mr. Crowe is a director of Prestige Cruise Holdings, Inc. Mr. Crowe’s education and experience in the global banking sector enable him to provide the Board insight regarding QDI’s liquidity and capital resources issues as well as other complex financial issues that QDI may experience.

Gary R. Enzor (49)  has been a director of QDI since 2008. He has served as our Chief Executive Officer since June 2007 and as was President of QDI from November 2005 to July 2010. Mr. Enzor joined QDI in December 2004 as Executive Vice President and Chief Operating Officer. Prior to joining QDI, Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company, Inc. since August 2002. Prior to Swift, Mr. Enzor held executive positions with Dell Computer and AlliedSignal, Inc. (now Honeywell International, Inc.). Mr. Enzor provides QDI’s Board of Directors with an intimate knowledge of our operations as well as industry knowledge from his considerable experience in the trucking sector.

Richard B. Marchese (70)  has been a director of QDI since January 2004. Mr. Marchese served as QDI’s interim Chief Financial Officer from September through November 2004. Mr. Marchese served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation from 1989 until his retirement at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation and prior to that as the Controller of the Resins Division of Georgia Pacific Corporation. Mr. Marchese is a director of TPC Group, Inc. Mr. Marchese brings extensive finance and operations experience to QDI. His experience as a director of public companies in various industries enables Mr. Marchese to bring a broad perspective to QDI’s Board.

Thomas R. Miklich (65)  has been a director of QDI since May 2005. He served as Vice President and Chief Financial Officer from 2010 to April 2012 and currently serves as Senior Advisor to the Chief Executive

Officer of Ferro Corp., a producer of specialty materials and chemicals. He was Chief Financial Officer of OM Group, Inc., a chemical company specializing in nickel and cobalt products, from 2002 until his retirement in 2004. Prior to that, he was Chief Financial Officer and General Counsel of Invacare Corporation from 1993 to 2002. Mr. Miklich was a director of United Agri Products from 2004 until its sale in 2007. He was a director of Titan Technology Partners, a privately held IT consulting firm, from 2004 until 2007 and its CFO from 2005 until 2007. He is a director of Noranda Aluminum Holding Corporation. Mr. Miklich is a CPA (inactive) and an attorney (inactive). Mr. Miklich can provide the Board with valuable insight into the environment our customers face as he has over 30 years of diverse financial and legal experience with mid-to-large capitalization public companies, including those in the chemical industry.

M. Ali Rashid (35)  has been a director of QDI since June 2005 and is a partner of Apollo. He has been employed with Apollo since 2000. Prior to joining Apollo, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division from August 1998 to July 2000. Mr. Rashid received an MBA from the Stanford Graduate School of Business and graduated Magna Cum Laude and Beta Gamma Sigma from Georgetown University with a B.S. in Business Administration. He is a director of Metals USA, Inc., Realogy Corporation, Ascometal S.A and Noranda Aluminum Holding Corporation. Mr. Rashid brings to the Board his broad financial experience from his current position at Apollo and his prior investment banking position. He also provides the Board with an understanding of executive compensation and incentive arrangements from his work experience and service on other public company boards of directors.

Alan H. Schumacher (65)  has been a director of QDI since May 2004. Mr. Schumacher is a member of the Federal Accounting Standards Advisory Board. From 1977 to 2000, he served in various financial positions at American National Can and American National Can Group, the last four years serving as Executive Vice President and Chief Financial Officer. Mr. Schumacher is a director of BlueLinx Holdings, Inc., North American Bus Industries, School Bus Holdings, Inc. and Noranda Aluminum Holding Corporation. With his years of financial reporting experience, including service as a Chief Financial Officer and on other public company audit committees, Mr. Schumacher provides the Board of Directors with experience in oversight of financial reporting and internal controls.

Thomas M. White (54)  has been a director of QDI since November 6, 2007. Mr. White joined Apollo in May 2007 as an Operating Partner in the distribution and transportation industries. He is currently serving as Interim Chief Financial Officer of Constellium, an Apollo owned entity based in Paris, France. During 2009, Mr. White served as interim Chief Financial Officer of CEVA Group, plc, an Apollo owned entity based in the Netherlands and in 2010 he served as interim Chief Financial Officer of SkyLink Aviation, Inc. an Apollo owned entity based in Toronto, Canada. From 2002 to 2007, Mr. White was the Senior Vice President, Chief Financial Officer and Treasurer of Hub Group, Inc., a NASDAQ listed company providing transportation management, intermodal, truck brokerage and logistics services. Prior to joining Hub Group, Mr. White was a senior audit partner with Arthur Andersen, which he joined in 1979. Mr. White currently serves on the board of directors of CEVA Group plc, SkyLink Aviation, EVERTEC Inc. and Landauer, Inc. Mr. White is a CPA. With his experience as a Chief Financial Officer, as a senior audit partner at Arthur Andersen, and service on other audit committees, including that of a public company, as well as his educational background, Mr. White brings an understanding of financial statements, financial reporting and internal controls, to our Board of Directors. Mr. White also has management experience in the transportation and logistics sectors.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Director Compensation Table for 2011

In 2011, QDI’s directors received a cash retainer of $50,000, paid in quarterly installments, and awards of restricted stock of $40,000 in value except Mr. Enzor, who is compensated as described under Executive

Compensation. The restricted stock awards vest in two equal annual installments beginning on the first anniversary of the grant date.

During 2011, directors received board and committee meeting attendance fees ranging from $1,500 to $2,500 per meeting based upon chairmanship, the type of meeting and the rate applicable when the meeting was held. In addition, committee chairs and the chairman of the board received annual retainers ranging from $12,500 to $37,500 depending upon how many committees chaired. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites. All directors are reimbursed for their out-of-pocket expenses for meeting attendance. Messrs. Crowe, Rashid and White were granted option awards during 2011 for their direct involvement in assisting the Company to successfully refinance various outstanding debt securities, which resulted in our issuance in November 2010 of $225,000,000 in aggregate principal amount of 9.875% Second-Priority Senior Secured Notes due 2018. The following table sets forth total compensation to persons other than Mr. Enzor serving as QDI’s directors at any time during 2011. All of these individuals other than Mr. Becker served as QDI’s directors throughout 2011.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Marc E. Becker(3)	32,500	40,000	—	72,500
Kevin E. Crowe(4)	69,500	40,000	76,875	186,375
Richard B. Marchese(5)	78,500	40,000	—	118,500
Thomas R. Miklich(6)	77,000	40,000	—	117,000
M. Ali Rashid(7)	132,000	40,000	76,875	248,875
Alan H. Schumacher(8)	107,000	40,000	—	147,000
Thomas M. White(9)	93,000	40,000	76,875	209,875

(1)	Because Mr. Enzor was a named executive officer in 2011, his compensation is reflected in the accompanying summary compensation table. Mr. Enzor received no additional compensation for his service as a director.
(2)	Stock Award and Option Award amounts equal the aggregate grant date fair value pursuant to ASC 718 for restricted stock and option grants in 2011. The assumptions used in determining the compensation expense under ASC 718 can be found in Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	During 2011, Mr. Becker received an award of 4,352 shares of restricted stock. As of December 31, 2011, Mr. Becker, who no longer serves as our director, had no shares of restricted stock and no options to purchase common stock.
(4)	During 2011, Mr. Crowe received an award of 4,352 shares of restricted stock. As of December 31, 2011, Mr. Crowe had outstanding 9,254 shares of restricted stock and 37,500 options to purchase common stock, 25,000 of which were exercisable.
(5)	During 2011, Mr. Marchese received an award of 4,352 shares of restricted stock. As of December 31, 2011, Mr. Marchese had outstanding 17,747 shares of restricted stock and 60,000 options to purchase common stock, all of which were exercisable.
(6)	During 2011, Mr. Miklich received an award of 4,352 shares of restricted stock. As of December 31, 2011, Mr. Miklich had outstanding 17,747 shares of restricted stock and 20,000 options to purchase common stock, 10,000 of which were exercisable.
(7)	During 2011, Mr. Rashid received an award of 4,352 shares of restricted stock. As of December 31, 2011, Mr. Rashid had outstanding 17,747 shares of restricted stock and 107,500 options to purchase common stock, 85,000 of which were exercisable.
(8)	During 2011, Mr. Schumacher received an award of 4,352 shares of restricted stock. As of December 31, 2011, Mr. Schumacher had outstanding 17,747 shares of restricted stock and 35,000 options to purchase common stock, all of which were exercisable.
(9)	During 2011, Mr. White received an award of 4,352 shares of restricted stock. As of December 31, 2011, Mr. White had outstanding 17,747 shares of restricted stock and 187,500 options to purchase common stock, 120,000 of which were exercisable.

For 2012, our directors other than Mr. Enzor will be entitled to receive a cash retainer of $50,000, payable in quarterly installments, and restricted stock of $40,000 in value, which was awarded on January 3, 2012. In addition, each director who also serves as the chair of a committee or the Board of Directors will receive an additional cash retainer of $12,500. All of our directors will receive $1,500 per Board of Directors’ meeting attended and $1,500 per committee meeting attended. The chairman of each committee and the chairman of the board will receive $2,500 per committee meeting.

CORPORATE GOVERNANCE

Principles and Governance Guidelines

The Board has adopted and adheres to a Code of Conduct that the board and senior management believe represents sound practices. We have a longstanding belief that ethical behavior and respect for the law are fundamental to our culture and our business practices. It is the foundation of the policies and practices of our Code of Conduct to promote the management of our Company with integrity and in our shareholders’ best interests. We are committed to conducting our business in strict compliance with both the letter and the spirit of the law and with the highest standards of professional and ethical conduct. Each director, officer and employee is responsible for conducting our business in adherence to these high standards. Our Code of Conduct can be found on the Investor Relations section of our website at www.qualitydistribution.com. We regularly post or otherwise make available information on the Investor Relations section of our website that may be important to investors. Information on or linked from our website does not constitute a part of this proxy statement.

Only independent directors currently serve on our Audit Committee, Corporate Governance Committee and Compensation Committee. It is expected that only independent directors will serve on these committees immediately following the annual meeting.

Director Independence

A majority of our Board of Directors is comprised of independent directors under the NASDAQ Rules. Our current independent directors are Messrs. Crowe, Marchese, Miklich, Rashid, Schumacher and White. It is expected that a majority of Board of Directors will continue to be comprised of independent directors under the NASDAQ Rules following the annual meeting.

Leadership Structure

We believe that the Board’s leadership structure at any time should reflect both the Company’s needs as well as the unique talents and availability of the Board’s members. Consequently, the Chairman of the Board and Chief Executive Officer positions have been held by a single person in the past but are currently held separately by Mr. White and Mr. Enzor, respectively. We believe that separating these positions currently enables us to best access the insights and trucking industry experience of Mr. White and Mr. Enzor while balancing the other considerations identified above. However, this leadership structure may change in the future if the Board determines that is in the best interest of the Company.

Risk Oversight

We face a variety of risks, including operational, liquidity, legal and credit risks and risk oversight plays a role in all major board decisions. The Board oversees our risk management process and reviews the risks we face on an ongoing basis. The Board receives regular reports from members of our Enterprise Risk Management Committee (made up of senior management), which meets regularly to identify and address significant risks. The Board also delegates certain of its risk oversight functions to the Audit Committee. In this regard, one of the Audit Committee’s responsibilities involves overseeing our policies regarding risk assessment and risk management of our internal controls and financial reporting. The Compensation Committee evaluates risks associated with our compensation policies and procedures.

Board Meetings and Committees

The Board has an Audit Committee, a Corporate Governance Committee, a Compensation Committee and an Executive Committee. All of the directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2011.We encourage our directors to attend the annual shareholders meeting. Messrs. Crowe, Enzor, Marchese, Miklich Rashid, Schumacher and White attended the 2011 annual shareholders meeting.

Our independent directors meet regularly in executive session, outside the presence of Mr. Enzor or any other member of management, and did so during 2011. Mr. White, our Chairman of the Board, presides over these sessions.

The table below indicates the current membership of each committee and how many times the Board and each committee met in 2011:

	Board	Audit	Corporate Governance	Compensation	Executive
Kevin E. Crowe	Member
Gary R. Enzor	Member
Richard B. Marchese	Member	Member			Member
Thomas R. Miklich	Member	Member
M. Ali Rashid	Member		Chair	Chair	Chair
Alan H. Schumacher	Member	Chair	Member	Member	Member
Thomas M. White	Chair		Member	Member	Member
Number of Meetings	10	7	2	5	5

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee also oversees the audit activities of our independent registered certified public accounting firm and takes those actions it deems necessary to satisfy itself that the independent registered certified public accounting firm is independent of management. Our Board of Directors has determined that Mr. Schumacher, the Chairman of the Audit Committee for more than seven years, is an “audit committee financial expert” as defined by SEC rules. All of the members of the Audit Committee are independent as defined by NASDAQ and SEC rules. The Board, upon recommendation of the Audit Committee, has adopted a written Audit Committee Charter which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Corporate Governance Committee

The Corporate Governance Committee identifies, evaluates and recommends potential Board and Committee members. The Corporate Governance Committee also develops and recommends to the Board governance guidelines. The Corporate Governance Committee has adopted a Corporate Governance Committee Charter, which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Compensation Committee

The Compensation Committee administers our compensation program, sets our compensation policies and the forms and amounts of compensation provided to our directors and officers and evaluates the risks associated with our compensation policies. The Compensation Committee is ultimately responsible for making determinations for salary increases and awards to executive officers. Although management does not participate in the Compensation Committee’s deliberations, the Compensation Committee considers management’s recommendations. The Compensation Committee also reviews and determines salaries and bonuses for our other officers and employees based on management’s input and recommendations. In addition, the Compensation Committee reviews and determines stock-based compensation for our directors, officers and employees and administers our stock incentive plans. The Compensation Committee has adopted a Compensation Committee Charter, which can be found on the Investor Relations section of our website at www.qualitydistribution.com.

Executive Committee

The Executive Committee consults with and advises the officers of the Company in the management of its business and exercises the power and authority of the Board of Directors to direct the business and affairs of the Company in intervals between meetings of the Board, subject to certain exceptions.

DIRECTOR NOMINATION PROCEDURES

The Corporate Governance Committee is responsible for recommending nominees for election to the Board of Directors. The Corporate Governance Committee has not mandated a specific diversity policy or any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Rather, the Corporate Governance Committee evaluates the total mix of experience and skills that the candidate offers, considers how a given candidate meets the Board’s current expectations for Board membership, evaluates the diversity of the nominee with existing directors as to perspective, background and outlook and makes a determination regarding whether a candidate should be recommended to the shareholders for election as a director. In recommending and selecting nominees for director, the Corporate Governance Committee has a policy of considering:

•

whether the candidate would be “independent” (as independence is defined in Rule 5605(a)(2) of the NASDAQ Rules), would meet the heightened independence requirements for service on the Audit and Compensation Committees and would not have a relationship which, in the opinion of the Corporate Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director

•

whether the candidate has the personal attributes for successful service on the Board, such as demonstrated character and integrity, experience at a strategy/policy setting level, high-level managerial experience in a relatively complex organization or experience dealing with complex problems, and a proven ability to work effectively with others

•	whether the candidate would be considered “financially literate” as described in applicable NASDAQ Rules or to be an “audit committee financial expert” as described in SEC regulations

•	whether the candidate has experience at policy-making levels in areas and/or industries that are relevant to the Company’s activities

•	whether the candidate possesses such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company

•	whether the candidate has sufficient time available to fulfill all board and committee responsibilities

•	whether the candidate is affiliated with a competitor or potential competitor of the Company

•	whether any candidate who is an existing director continues to be suitable for continued service and

•	whether there are any other factors related to the ability and willingness of a candidate to serve on the Board.

Generally, nominees for director are identified and suggested to the Corporate Governance Committee by the members of the Board or management using their business networks and evaluation criteria they deem important. The Corporate Governance Committee would consider proper shareholder nominees for director, applying the same evaluation criteria to a shareholder candidate that are utilized for candidates recommended by management, other directors, an executive search firm or other sources.

SHAREHOLDER COMMUNICATIONS

The Company has a process for shareholders to communicate with the directors. This process is described in the Investor Relations section of our website at www.qualitydistribution.com.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2012 (based on shares of common stock outstanding), by:

•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock

•	each of our directors and director nominees

•	each of our named executive officers and

•	all current directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days after April 1, 2012, but excludes shares of common stock underlying options held by any other person.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class
Gary R. Enzor(1)(2)(3)	812,915	2.97%
Joseph J. Troy(1)(2)(3)	72,550	*
Stephen R. Attwood(1)(2)(3)	173,742	*
Randall T. Strutz(1)(2)(3)	51,865	*
Jonathan C. Gold(1)(2)(3)	74,218	*
Kevin E. Crowe(3)(4)(5)(6)	48,901	*
Richard B. Marchese(1)(3)(6)	110,524	*
Thomas R. Miklich(1)(3)(6)	62,028	*
M. Ali Rashid(3)(4)(5)(6)	212,203	*
Alan H. Schumacher(1)(3)(6)	85,524	*
Thomas M. White(3)(4)(5)(6)(7)	275,703	1.02%
All executive officers and directors as a group (11 persons)(8)	1,980,130	7.06%
Apollo Investment Fund III, L.P.(9)	4,696,715	17.41%
FMR, LLC(10)	3,351,704	12.43%
Wellington Management Company, LLC(11)	1,578,254	5.85%

*	Less than 1.0%
(1)	The business address for Messrs. Enzor, Troy, Attwood, Strutz, Gold, Marchese, Miklich, and Schumacher is Quality Distribution, Inc., 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610.
(2)	The shares for our executive officers include restricted stock granted under the 2003 Restricted Stock Incentive Plan. As of April 1, 2012, Mr. Enzor has 183,047 shares of restricted stock that have not yet vested, Mr. Troy has 29,250 unvested shares, Mr. Atwood has 46,575 unvested shares, Mr. Strutz has 14,000 unvested shares, and Mr. Gold has 8,150 unvested shares.
(3)

The shares for certain of our executive officers and directors include stock options that have vested as of April 1, 2012 or will vest within 60 days thereafter. Mr. Enzor has 423,920 vested options; Mr. Troy has 37,500 vested options; Mr. Attwood has 100,000 vested options; Mr. Strutz has 33,125 vested options; Mr. Gold has 58,230 vested options; Mr. Crowe has 31,250 vested options; Mr. Marchese has

60,000 vested options; Mr. Miklich has 15,000 vested options; Mr. Rashid has 96,250 vested options; Mr. Schumacher has 35,000 vested options and Mr. White has 163,750 vested options.
(4)	The business address for Messrs. Crowe, Rashid, and White is Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.
(5)	Messrs. Rashid and White are partners and Mr. Crowe is a principal of Apollo. Messrs. Rashid and White are each an officer or director of certain affiliates of Apollo. Although each of Messrs. Crowe, Rashid and White may be deemed to beneficially own shares owned by Apollo, each such person disclaims beneficial ownership of any such shares.
(6)	The shares for our non-employee directors include restricted stock granted under the 2003 Restricted Stock Incentive Plan. As of April 1, 2012, Mr. Crowe has 5,672 shares of restricted stock that have not yet vested, and Messrs. Marchese, Miklich, Rashid, Schumacher and White each has 9,085 shares of restricted stock that have not yet vested.
(7)	Includes 46,000 shares held in a margin securities account with a brokerage firm.
(8)	The shares for all current executive officers and directors as a group include 1,054,025 options that have vested or will vest within 60 days of April 1, 2012 and 332,119unvested restricted shares.
(9)	Includes shares owned by Apollo Overseas Partners III, L.P., a Delaware limited partnership, and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of the United Kingdom. Also includes 85,521 shares owned by an institutional investor as to which Apollo has sole voting power pursuant to the irrevocable proxy granted by such institutional investor in the Amended and Restated Common and Preferred Stock Purchase and Shareholder Agreement, dated as of August 28, 1998 thereto as amended by Amendment No. 1 dated April 2, 2002. The address of Apollo Investment Fund III, L.P. is c/o Apollo Advisors III, L.P., Two Manhattanville Road, Purchase, New York 10577.
(10)	Based solely on information obtained from a Schedule 13G/A filed by FMR, LLC with the SEC on or about March 12, 2012 and without independent investigation of the disclosure contained therein. The business address of FMR, LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company is the wholly-owned subsidiary of FMR, LLC and beneficially owns 3,351,704 shares. Voting power for all 3,351,704 shares resides with the Fund’s Board of Trustees. Edward C. Johnson, III and members of his family own, directly or through trusts, Series B voting common shares of FMR, LLC, representing 49% of the voting power of FMR, LLC and may be deemed to be the controlling members of FMR, LLC. The report is filed jointly by FMR, LLC, Edward C. Johnson, III, Fidelity Management & Research Company and Fidelity Small Cap Stock Fund. The address for Mr. Johnson, Fidelity Management and the Fund is the same as FMR, LLC. On March 13, 2012, affiliates of FMR, LLC purchased 450,000 shares of QDI common stock as part of a public offering by QDI and certain selling shareholders. We have no further information regarding the stock holdings of FMR, LLC as of April 1, 2012, which holdings may differ significantly from the information reported in the table above.
(11)	Based solely on information obtained from a Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2012 and without independent investigation of the disclosure contained therein. The business address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210. Wellington Management Company, LLP, in its capacity as investment adviser, beneficially owns 1,578,254 shares. Wellington Management Company, LLP has the shared power to dispose of or to direct the disposition of all such shares and has the shared power to vote or to direct the vote of 1,060,034 of such shares. Clients of Wellington Management Company, LLP are the owners of record of such shares and have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. On March 13, 2012, affiliates of Wellington Management Company, LLP purchased 450,000 shares of QDI common stock as part of a public offering by QDI and certain selling shareholders. We have no further information regarding the stock holdings of Wellington Management Company, LLP as of April 1, 2012, which holdings may differ significantly from the information reported in the table above.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, Executive Vice President and Chief Financial Officer and three other executive officers who were the most highly compensated in 2011. These individuals, referred to collectively as “Named Executive Officers,” are identified below:

•	Gary R. Enzor – Chief Executive Officer

•	Joseph J. Troy – Executive Vice President and Chief Financial Officer

•	Stephen R. Attwood – President and Chief Operating Officer

•	Randall T. Strutz –President of Quality Carriers, Inc. (QCI)

•	Jonathan C. Gold – Senior Vice President, General Counsel and Secretary

Mr. Strutz was promoted to his current position during 2012 and served as our Senior Vice President of Sales and New Business Development during 2011.

Compensation Philosophy and Objectives

We are committed to providing a total compensation package that allows us to attract, motivate and retain highly qualified executives to enhance long-term profitability and increase shareholder value by linking significant elements of executive compensation to our operating and financial performance. Our Board believes that compensation payable to our executives should provide overall competitive pay and benefit levels and create proper incentives to enhance shareholder value without encouraging inappropriate risk taking. Our primary compensation policy is that a significant portion of the compensation of each executive officer should be based upon individual and company performance. Thus, a significant portion of the compensation for each executive officer is “at risk.” Beginning in 2011, we have articulated company-wide financial performance targets for a portion of our executives’ at-risk compensation in order to provide an objective basis for a portion of that compensation which is directly tied to performance. We also believe that executive compensation should serve to attract and retain key employees and provide them with sufficient security that they are not incentivized to risk our business without adequate opportunity for return for shareholders.

Compensation Objectives and Process

Our compensation program is administered by our Compensation Committee. Pursuant to its charter, the Compensation Committee is responsible for developing our overall compensation policies that seek to achieve these goals through the appropriate balance of cash and equity compensation. The Compensation Committee is responsible for reviewing and approving base salary and equity awards to executive officers, as well as our cash incentive compensation program. The performance targets for the cash incentive compensation program are approved by the Compensation Committee and communicated to the entire Board of Directors as a part of our annual budget process, and the cash incentive program permits payments to executives in excess of target if the Compensation Committee exercises its discretion to make excess awards.

Our Chief Executive Officer, with the assistance of our Executive Vice President and Chief Financial Officer, recommends annually to the Compensation Committee any salary adjustments and equity compensation awards for our officers. The Compensation Committee is responsible for making final determinations for any salary adjustments and equity awards to executive officers, excluding themselves. Although none of our executive officers participate in the Compensation Committee’s final deliberations, the Compensation Committee considers their recommendations. As with salary and equity compensation award decisions, management recommends an annual cash incentive compensation target. After considering management’s recommendations, the Board of Directors approves the annual cash incentive compensation target.

The Compensation Committee emphasizes pay for performance and believes that when the Company exceeds performance goals, executive compensation should reflect the exceptional performance. Conversely, when the Company does not meet the targeted business goals, executive compensation should reflect the under-performance. The performance of the executives and their contribution to our success provides the basis for decisions related to the compensation award process. We have a performance management process to measure the executive’s individual performance and contributions to the achievement of our strategic initiatives. The executives’ base pay adjustments, if any, are linked to these measures. The Compensation Committee believes that perquisites should be limited in scope and value, and we generally do not provide significant perquisites or personal benefits to our executive officers.

During 2011 and in 2012, the Compensation Committee formalized a number of compensation processes that were previously less formal. Prior to 2011, cash incentive compensation was solely in the discretion of the Compensation Committee, which considered the Company’s financial performance in determining whether and how much cash incentive compensation to award in any year but did not establish company or business-level financial performance targets that must be achieved as a prerequisite to cash incentive compensation. Cash incentive compensation paid in this manner is categorized as “Bonus” in the accompanying summary compensation table. The Compensation Committee established in January 2011 company-wide financial performance targets to be met for Named Executive Officers to earn cash incentive compensation for 2011. Cash incentive compensation paid in this manner is categorized as “Non-Equity Incentive Plan Compensation” in the accompanying summary compensation table.

Also for the first time in 2011, the Compensation Committee determined to pay a portion of the amounts that it would have otherwise awarded as cash incentive compensation in shares of restricted stock. It concurrently determined to make additional equity awards to provide further incentives for officers of the Company, including some Named Executive Officers, to contribute to our future operational and financial performance. While the decision to award cash incentive compensation, award shares of restricted stock and make additional grants of equity were all made in January 2011, cash incentive compensation awarded must be reported in the accompanying summary compensation table for 2010 while all of the equity grants must be reported in the table as compensation for 2011.

The Compensation Committee determined in February 2012 whether non-equity incentive plan compensation targets for 2011 were met, determined to pay a portion of the amounts that it would have otherwise awarded as cash incentive compensation in shares of restricted stock and concurrently determined to make additional equity awards. Only the cash incentive compensation is reported in the accompanying summary compensation table for 2011; all of these equity grants will be required to be reported as 2012 compensation in the summary compensation table included in the proxy statement for our 2013 annual meeting of shareholders. Because we view the concurrent cash and equity awards as parts of a single decision-making process, we report in the table below the grant date fair values of the restricted stock and option awards together with cash incentive compensation, all as determined by the Compensation Committee in February 2012.

Design and Components of Executive Compensation

The total compensation package provided to each executive officer comprises base salary, cash incentive compensation, equity compensation and benefits. Each component is specific in its purpose and relevance to meeting the objectives of our executive compensation program. In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management, the levels of management having the greatest ability to influence our performance, should be more performance-based than other levels of management. Our executive compensation program is designed to compensate the executive for job knowledge, individual expertise and increasing shareholder value through the achievement of short-term and long-term performance goals. The cash incentive compensation program provides financial stability and opportunities for higher pay levels tied to performance while the equity based awards provide for recognition of long-term success and alignment with shareholder interests.

All of our Named Executive Officers have entered into employment agreements with us. We consider the employment agreements executed within the last few years by individuals not previously employed by us to be highly reliable indicators of compensation that was competitive at the time of execution for such positions with companies such as us. However, all Named Executive Officers are generally subject to the same policies and participate in the same compensation plans. An annual cash incentive compensation target and minimum base salary for each of the Named Executive Officers has been established under their respective employment agreement and compensation policies outlined in this Compensation Discussion and Analysis.

The Compensation Committee retained Frederic W. Cook & Co., Inc. (F.W. Cook) as its compensation consultant to advise it on matters related to our Named Executive Officers’ overall executive compensation and compensation design. This engagement began in 2011 but relates primarily to compensation for 2012 and future years. The Compensation Committee determined that F.W. Cook could act as an independent consultant for the committee and that its work would not give rise to any conflict of interest. During 2011 and 2012, F.W. Cook provided the Compensation Committee with comparative market data on compensation practices and programs based upon identified peer companies and published compensation surveys and provided guidance on best practices. With input from management, F.W. Cook identified a peer group of 14 publicly-traded companies from industry groups including trucking, transportation, energy transportation and storage and industrial services that were generally comparable in size to us, which was approved by the Compensation Committee. The identified peer group is comprised of:

Air Transport Services Group, Inc.	Echo Global Logistics, Inc.	Forward Air Corporation

Hub Group, Inc.	Kirby Corporation	Landstar System, Inc.

Newpark Resources, Inc.	Pacer International, Inc.	RailAmerica, Inc.

Roadrunner Transportation Systems, Inc.	Saia, Inc.	Standard Parking Corporation

Universal Truckload Services, Inc.	UTi Worldwide Inc.

Using this market data, F.W. Cook advised the Compensation Committee and made recommendations with respect to base salary, annual cash incentive compensation opportunities and long-term equity incentive opportunities. F.W. Cook compared Quality’s existing compensation elements with the 25th percentile of the identified peer group because the Company was approximately at the 25th percentile of the group based upon size determined through several measures. The Compensation Committee did not target a specific percentile for all elements of the compensation plan because it believes that market practice is only one of many factors that must be considered in determining compensation. However, the Compensation Committee did note F.W. Cook’s findings in assessing compensation for the Named Executive Officers. Changes with respect to 2012 base salaries for Named Executive Officers are discussed below.

The Compensation Committee used the results of the F.W. Cook analysis to compare current and prospective cash incentive compensation and equity incentive compensation for its Named Executive Officers to peer group practices. The Compensation Committee intends to observe key findings from the analysis. The Compensation Committee expects 2012 and future cash incentive compensation to be based upon objective measures determined annually, though the committee reserves the right to increase or decrease any awards that would otherwise result from the application of the selected measures. The Compensation Committee also expects to continue to issue stock options and restricted stock or other “full value” awards with time-based vesting as our equity incentive plan compensation and also will consider typical “burn rates” deemed acceptable by institutional investors for companies in the transportation industry.

More detailed information regarding the compensation of our Named Executive Officers is provided below. The compensation determinations made by the Compensation Committee and Board of Directors in February 2012 were:

	Cash Incentive Compensation Earned	Grant Date Fair Value of Stock Awards in Lieu of Cash(1)	Grant Date Fair Value of Additional Stock Awards(2)	Grant Date Fair Value of Option Awards(2)
Gary R. Enzor	$288,000	$301,911	$226,273	$226,632
Joseph J. Troy	$125,000	$131,405	$105,124	$104,937
Stephen R. Attwood	$125,000	$131,405	$105,124	$104,937
Randall T. Strutz	$42,000	$44,229	$55,126	$55,062
Jonathan C. Gold	$66,000	—	$40,383	$40,698

(1)	Awards vest on the second anniversary of grant date.
(2)	Awards vest ratably over four years on each anniversary of grant date.

Base Salary

Base salary is the fixed-cash portion of executive officers’ compensation payable in even installments throughout the year. Base salary levels are assigned based on job responsibilities, personal performance, historical salary levels for the position, contractual minimum requirements, market information, internal equity considerations and other factors. Each of our Named Executive Officers has an employment agreement that provides for a minimum base salary payable in cash. For certain of our Named Executive Officers, minimum base salary levels were determined when they were recruited to accept certain key positions after consideration of, with no specific weighting, the importance of the position being filled, the experience and background of the candidate, the level of compensation required to induce the executive to leave his then current position and the compensation paid historically to executives recruited for such position and the individual’s contributions to the organization. For 2011, the Compensation Committee increased the base salaries of Messrs. Enzor and Attwood based upon its belief that their salaries were lower than those of comparably titled executives at companies that might compete with the Company for executive services. For 2012, the Compensation Committee has increased the base salaries of Messrs. Enzor, Troy and Attwood to bring their salaries in line with the 25th percentile benchmark reflected in the analysis of F.W. Cook. The salaries of the other Named Executive Officers were already in line with these benchmarks.

Named Executive Officer	2010	2011	2012
Gary R. Enzor	$350,000	$360,000	$410,000
Joseph J. Troy	$250,000	$250,000	$275,000
Stephen R. Attwood	$235,000	$250,000	$275,000
Randall T. Strutz	$210,000	$210,000	$210,000
Jonathan C. Gold	$220,000	$220,000	$220,000

Annual Cash Incentive Compensation

Individual cash incentive compensation awards are a function of an executive’s target cash incentive compensation and the applicable annual incentive plan. While the incentive plan is overseen by the Compensation Committee, annual cash incentive compensation targets are recommended by management and approved each year by the Board as part of its annual budgeting process. The percentage of base salary that the Named Executive Officers are eligible to receive is set by their respective employment agreements, but in the case of Mr. Attwood was increased from 40 to 50% following his promotion to our President and Chief Operating Officer.

The annual cash incentive compensation target in 2011 for each of our Named Executive Officers as a percentage of their base salary was as follows:

Named Executive Officer	2011 Target
Gary R. Enzor	80%
Joseph J. Troy	50%
Stephen R. Attwood	50%
Randall T. Strutz	40%
Jonathan C. Gold	30%

Although cash incentive compensation has been substantially discretionary in past years, the annual cash incentive compensation plan for 2011 in which most of our executives, including the Named Executive Officers, participated provided for executive cash incentive compensation that was determined based upon the executive’s level of base compensation and the achievement of our adjusted earnings per share (“Adjusted EPS”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) targets. We believe that Adjusted EPS and Adjusted EBITDA (which are non-GAAP financial measures) targets link the annual cash incentive compensation to our overall financial and operating performance. These measures are regularly reported by the Company as measures of its financial performance. Adjusted EPS is calculated by excluding from net income certain items not considered by us to be part of regular operating activities and the provision for or benefit from taxes, applying a normalized tax rate of 39%, and dividing by the fully diluted number of shares outstanding. Adjusted EBITDA is calculated by adding back to net income the amount of interest, tax, depreciation and amortization expense (or subtracting the benefit in the case of taxes) included to calculate net income and excluding certain items not considered by the Company to be part of regular operating activities. We believe that these measures are appropriate for rewarding management for the financial performance of the Company because Adjusted EPS normalizes the Company’s tax rate across reporting periods with different effective tax rates and adjusts for significant items that we do not consider part of regular operating activities and Adjusted EBITDA facilitates internal comparisons to the bulk transportation, logistics and intermodal industries in general by addressing capital structures and cost of capital (which affect interest expense) and taxation and book depreciation of facilities and equipment (which affect depreciation expense). We believe annual cash incentive compensation linked to Adjusted EPS and Adjusted EBITDA helps us achieve our objective to retain highly qualified talent and increase shareholder value by linking executive pay and company performance. For 2011, the executives could achieve their target cash incentive compensation if we achieved Adjusted EPS of $0.52 per diluted share and Adjusted EBITDA of $66.0 million. Our annual incentive plan did not establish threshold financial performance amounts or formulas at which partial cash incentive compensation would be payable nor did it establish additional payment entitlements if the Company’s financial performance exceeded the targets.

For 2011, we generated Adjusted EPS of $0.70 and Adjusted EBITDA of $74.2 million. This resulted in full cash incentive compensation awards to each of the Named Executive Officers at their cash incentive compensation target except for Mr. Strutz. In light of the outperformance of the Company relative to the targeted financial performance goals, the Compensation Committee exercised discretion to pay cash incentive compensation in excess of target to the Named Executive Officers other than Mr. Gold. Although the annual incentive plan contemplated payments in cash only, the Compensation Committee also determined to pay the amounts in excess of original targets to Named Executive Officers in shares of restricted stock rather than cash. The Compensation Committee believed that equity payments would further align the interests of our executives with those of our shareholders. The restricted shares vest over a period of two years, requiring our executives to maintain their employment with us to obtain the full benefit of their cash incentive compensation and tying a substantial portion of these executives’ compensation to our future stock price. The Named Executive Officers that received higher cash incentive payouts were more highly compensated due to their involvement in significant achievements of the Company in 2011, including increasing Adjusted EPS and Adjusted EBITDA, expanding and refinancing our revolving credit facility in a timely manner, successfully completing an equity offering, commencing our new energy business initiative, completing the acquisition of Greensville Transport Company and completing the installation of electronic on-board recorders in substantially all of our U.S. chemical logistic fleet.

Equity Compensation

Equity incentives are a key component of at-risk compensation and are intended to help further our growth and success by permitting our executive officers, employees and directors to acquire shares of common stock, thereby increasing their personal stake in the Company’s growth and success, to help further link the interests of award recipients with those of our shareholders and to encourage a longer-term perspective. In order to meet the motivation and retention objectives of the compensation program, we provide equity incentives to executives and other key employees through the grant of stock options and restricted stock under the 2003 Stock Option Plan and the 2003 Restricted Stock Incentive Plan. Equity awards, which necessarily relate to the financial performance of our entire company, also serve to temper any excessive risk-taking incentives created through business-specific cash incentive compensation. The Compensation Committee approves all awards and determines the effective date of such awards.

Under the terms of our 2003 Restricted Stock Incentive Plan, restricted stock awards are granted by the Compensation Committee on a discretionary basis. The Compensation Committee believes that restricted stock is an effective way to align the interests of management and our shareholders. Equity ownership of our executives is increased while their ability to monetize grants is limited through vesting periods. Vesting for employees is generally over four years annually on the date of grant, but the Compensation Committee has the discretion to vary the schedule. As noted above, the Compensation Committee determined to award shares of restricted stock in lieu of cash incentive compensation that would have otherwise been payable for 2010 and 2011. The 2010 award vests ratably over two years on the anniversaries of the grant and the 2011 award vests on the second anniversary date of the grant. The committee believes that a shorter schedule is appropriate because these awards would otherwise be cash awards.

The Compensation Committee believes that stock options provide a means to help further align the interests of management and our shareholders and as a tool to retain qualified and talented employees. Although many companies now utilize only “full value” awards such as restricted stock due in part to current accounting treatment, the Compensation Committee continues to believe that stock options are an important element of equity compensation. Options with an exercise price no less than the market value of the underlying stock on the date of grant provide executives the opportunity to participate in stock price increases that benefit our shareholders while providing no benefit in the event our stock price does not increase. The number of shares available for issuance under our 2003 Stock Option Plan automatically increases on January 1 of each year unless otherwise determined by the Board of Directors. The increase is 2.5% of the outstanding shares as of December 31 of the prior year. All options are nonqualified stock options, and the exercise price of each option must be no less than the market value of the underlying stock on the date of grant of the award. Vesting for employees is generally over four years annually on the date of grant, but the Compensation Committee has the discretion to vary the schedule. Options reflected in the accompanying summary compensation table as 2011 compensation were awarded in January 2011 and vest ratably over four years.

In deciding whether, when and how much incentive equity to award, the Compensation Committee considers a number of factors, including the recipients’ total compensation packages, existing equity ownership, the potential dilutive effects of the grants, respective executive accountability levels, future potential stock values, creation of proper incentives to enhance our long-term performance and the executives’ respective contributions towards the achievement of company goals and objectives. Many of our Named Executive Officers were awarded equity in connection with their hiring or promotion, although the grants may be awarded subsequent to the hiring or promotion date. Mr. Strutz received awards for these reasons in 2012 and 2010, and Mr. Troy received an award upon his hiring in 2010. More recently, the analysis of F.W. Cook was considered in connection with the awards issued in 2012.

Policy Against Hedging

We have an insider trading policy that prohibits short sales and other hedging of our common stock by all of our directors and employees, including our Named Executive Officers. We believe that this policy helps ensure that our employees’ interests through stock ownership continue to align with our shareholders.

Retirement Plans

We maintain a 401(k) plan, which is generally available to employees including our Named Executive Officers. Our 401(k) plan allows executives and other participants to defer income taxation on a portion of their compensation, subject to IRS regulations. We believe that a 401(k) plan with a discretionary matching feature is common for companies of our size and therefore essential to maintaining a compensation package competitive with other potential employers. We may make a discretionary contribution to the plan that is approved by the Compensation Committee. Differences in amounts of our 401(k) contributions reflected in the accompanying summary compensation table reflect the contribution decisions of individual officers rather than a decision to treat employees disparately.

Perquisites and Other Benefits

Senior management also participates in our other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance. The Compensation Committee believes that perquisites should be limited in scope and value, and we generally do not provide significant perquisites or personal benefits to our executive officers. The sole perquisite currently provided to our continuing executive officers is additional group term life insurance for senior managers at or above the level of senior vice president. Although perquisites reflected in the accompanying summary compensation table include travel, relocation and housing expenses and allowances, we view these costs principally as expense reimbursements rather than personally enjoyed benefits of the recipients.

Tax Treatment

The Compensation Committee believes that it is generally in our best interests to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code. Accordingly, the Compensation Committee has taken actions it believes appropriate to preserve the deductibility of compensation where possible. The 2012 Equity Incentive Plan presented to our shareholders for approval in this proxy statement would have performance measures that would facilitate the future deductibility of cash compensation if the plan is approved. Our existing equity incentive plans did not include such pre-approved performance measures. Notwithstanding its desire that compensation be deductible, the Compensation Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

COMPENSATION RISK ASSESSMENT

We believe that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We have evaluated our compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature, including a review of plan design, business drivers and performance measures. Incentive compensation plan design varies across businesses based on differing goals established for businesses. Incentive compensation targets for 2011 were set in 2011 and incentive compensation targets for 2012 were set in 2012, in both cases in light of overall company performance goals even for individuals with award opportunities based upon business-level goals. The mix of equity awards in our incentive program that includes “full value” awards, such as restricted stock, also mitigates risk. The multi-year vesting of our equity awards properly accounts for the time horizon of risk. The Company’s compensation structure includes key risk-mitigating factors: approval of executive compensation by a committee of independent directors, long-term incentive awards aligned with shareholder interests and annual incentive awards that include company-wide performance measures and not just business-level measures.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

Our Named Executive Officers’ employment agreements may require us to make payments and provide benefits to these executives in the event of a termination of their employment or of a change in control. In addition, the Named Executive Officers have the rights available to all recipients of awards under our equity incentive plans.

Severance

Each of the Named Executive Officers has an employment agreement that provides for severance if the employment of the executive is terminated by us without “cause” or if the executive resigns for “good reason.” “Cause” includes the failure to satisfactorily perform duties as a result of material dishonesty, gross negligence and intentional misconduct, the conviction of a felony, or a material breach of the agreement not cured within 30 days after written notice. Good reasons include, but are not limited to:

•	a material diminution of duties

•	a material breach by QDI of its contractual obligations or

•	an involuntary relocation by more than 50 miles from Tampa, Florida.

Our Named Executive Officers’ employment agreements do not have minimum durations and generally may be terminated by us with 30 days or fewer prior notice.

Change in Control

Our senior management and other employees have built QDI into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further it is our belief that the interests of our shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of QDI, we consider those potential change in control benefits to be minor. The cash component of change in control benefits for our Named Executive Officers are the same as if we terminate their employment without cause or if they terminate their employment for good reason or, in the case of Mr. Enzor, the benefits provided to any executive at a comparable level as a change of control benefit, if greater.

Below are estimates of payments owed and values of accelerated equity awards and other benefits required to be provided to the Named Executive Officers under their respective employment agreements and equity incentive plan awards, exclusive of benefits available on a non-discriminatory basis generally, in each case assuming that the triggering event identified below occurred on December 30, 2011. A change in control by itself does not trigger any benefit to any of the Named Executive Officers under their employment agreements or equity incentive awards. Rather, they would be entitled to cash severance payments only if terminated without cause or they resign for good reason. Additionally, under the terms of the 2003 Restricted Stock Incentive Plan and the 2003 Stock Option Plan, any unvested shares of restricted stock and options held by any award recipient automatically vest upon the first anniversary of a change in control or the earlier termination of the employment of the award recipient, unless employment is terminated for cause in either case.

Name and Principal Position	Triggering Event	Cash Severance ($)		Accelerated Stock Option Awards ($)		Accelerated Restricted Stock Awards ($)		Medical Insurance Premiums ($)		Total ($)
Gary R. Enzor Chief Executive Officer	Termination: without Cause(1) or for Good Reason(2)	1,008,000	(3)	0	(4)	1,648,519	(5)	14,888	(6)	2,671,407
	Termination: for Cause(1) or without Good Reason(2)	0		0		0		0		0
	Change in Control Plus One Year(7)	0	(8)	1,279,111		1,648,519		0		2,927,630
	Termination: death or disability	288,000	(9)	0		0		0		288,000
Joseph J. Troy Executive Vice President and Chief Financial Officer	Termination: without Cause(1) or for Good Reason(2)	375,000	(3)	0		0		10,947	(6)	385,947
	Termination: for Cause(1) or without Good Reason(2)	0		0		0		0		0
	Change in Control Plus One Year(7)	0		502,763		186,750		0		689,513
	Termination: death or disability	125,000	(9)	0		0		0		125,000
Stephen R. Attwood President and Chief Operating Officer	Termination: without Cause(1) or for Good Reason (2)	375,000	(3)	0		0		8,904	(6)	383,904
	Termination: for Cause(1) or without Good Reason(2)	0		0		0		0		0
	Change in Control Plus One Year(7)	0		354,325		351,563		0		705,888
	Termination: death or disability	125,000	(9)	0		0		0		125,000
Randall Strutz Senior Vice President and President of QCI	Termination: without Cause(1) or for Good Reason(2)	294,000	(3)	0		0		8,904	(6)	302,904
	Termination: for Cause(1) or without Good Reason(2)	0		0		0		0		0
	Change in Control Plus One Year(7)	0		194,025		28,125		0		222,150
	Termination: death or disability	84,000	(9)	0		0		0		84,000
Jonathan C. Gold Senior Vice President, General Counsel, and Secretary	Termination: without Cause(1) or for Good Reason(2)	286,000	(10)	0		0		0	(6)	286,000
	Termination: for Cause(1) or without Good Reason(2)	0		0		0		0		0
	Change in Control Plus One Year(7)	0		317,713		56,250		0		373,963
	Termination: death or disability	66,000	(9)	0		0		0		66,000

(1)

Cause under the employment agreements includes the failure to satisfactorily perform duties as a result of material dishonesty, gross negligence or intentional misconduct, the conviction of felony, or a material breach by the employee of the employment agreement not cured within 30 days after written notice.

(2)

Good Reason under the employment agreements includes a material breach by the Company of the employment agreement not cured within 30 days after written notice, a material diminution in duties or authority, a change in reporting assignment, or involuntary relocation.

(3)

Cash severance is an amount equal to base annual salary for one year (two years, in the case of Mr. Enzor) following termination plus annual cash bonus at target prorated from the first day of the year of termination through termination date.

(4)

Under Mr. Enzor’s employment agreement, all options that would otherwise have vested during the calendar year of his termination of employment automatically vest upon termination. If Mr. Enzor was terminated January 1, 2012, options with a value of $659,730 would have vested on January 1, 2012.

(5)	Under Mr. Enzor’s employment agreement, all shares of restricted stock held by Mr. Enzor that have not yet vested vest automatically upon termination.
(6)

The Company is obligated to provide medical insurance for one year (two years, in the case of Mr. Enzor) following termination, with the exception of Mr. Gold who does not participate in medical coverage.

(7)

Change in Control is defined under all relevant documents as a dissolution, liquidation, reorganization, merger or consolidation where the Company is not the surviving corporation, or a sale of all or substantially all of the capital stock or assets of the Company. Change in Control Plus One Year is identified as the triggering event because unvested shares of restricted stock and options automatically vest on the first anniversary following the Change in Control event or the earlier termination of the employment of the award recipient following the Change in Control event (under the 2003 Restricted Stock Plan only, termination of employment can also occur up to 90 days prior to the Change in Control event).

(8)

Following a Change in Control event, if Mr. Enzor is terminated without Cause by the Company or resigns with Good Reason within one year of such event, Mr. Enzor is entitled under his employment agreement to receive the greater of (a) the payments and benefits upon termination under his employment agreement, or (b) the change-of-control benefits provided to any executive at the senior vice president level.

(9)	Cash severance is an amount equal to annual cash bonus at target prorated from the first day of the year of termination through termination date.
(10)

Mr. Gold’s cash severance is an amount equal to his base annual salary for one year, plus a prorated annual cash bonus at target payable for one year, plus his annual cash bonus at target prorated from the first day of the year of his termination through his termination date.

Severance equivalent to base salary amounts (plus prorated bonus, in the case of Mr. Gold) is payable in accordance with the Company’s regular payroll practices and severance equivalent to prorated bonus is payable at the same time as cash bonuses are normally paid to executives. Receipt of severance is contingent upon the employee entering into of a general release agreement with the Company. Further, each employee is bound by restrictive covenants under the respective employment agreement which run for a length equal to the amount of time the employee receives severance and benefits payments following his termination of employment.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee determines our compensation policies and forms of compensation provided to our directors and officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review of its Compensation Discussion and Analysis and discussion with management, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

THE COMPENSATION COMMITTEE

M. Ali Rashid, Chair

Alan H. Schumacher

Thomas M. White

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Mr. Rashid, Mr. Schumacher and Mr. White. None of the members is or has been an executive officer or employee of QDI. There are not currently any compensation committee interlocks between us and other entities involving our executive officers and Board members who serve as executive officers or Board members of such other entities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation to our Named Executive Officers for 2011, 2010 and 2009.

Name and Principal Position	Year		Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Gary R. Enzor	2011		359,423	—		90,563	123,000	288,000	3,301	864,287
Chief Executive Officer	2010		350,000	397,500	(5)	—	—	—	6,478	753,978
	2009		350,000	200,000		1,004,997	702,348	—	783	2,258,128
Joseph J. Troy	2011		250,000	—		160,356	92,250	125,000	2,990	630,596
Executive Vice President and Chief Financial Officer	2010	(6)	91,346	—		—	553,500	—	1,342	646,188
Stephen R. Attwood	2011		250,000	—		60,375	123,000	125,000	45,432	603,807
President and Chief Operating Officer	2010		234,135	165,000	(5)	—	—	—	49,239	448,374
	2009		225,000	45,000		191,000	200,850	—	35,424	697,274
Randall T. Strutz	2011		210,000	—		24,150	76,875	42,000	17,316	370,341
President of QCI	2010	(7)	145,385	81,323	(5)	—	283,800	—	2,254	512,762
Jonathan C. Gold	2011		220,000	—		—	—	66,000	739	286,739
Senior Vice President, General Counsel and Secretary	2010		214,308	116,000	(5)	—	102,500	—	459	433,267
	2009		210,000	30,000		38,200	95,286	—	456	373,942

(1)	The assumptions used in determining the compensation expense under Financial Accounting Standards Board ASC 718 (“ASC 718”) can be found in Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	Stock Award amounts for 2011 and 2009 equal the aggregate grant date fair value pursuant to ASC 718 for the restricted stock grants in 2011 and 2009.
(3)	Option Award amounts for 2011 and 2010 include the aggregate grant date fair value pursuant to ASC 718 for stock option grants in 2011 and 2010. Option Award amounts for 2009 include the aggregate grant date fair value pursuant to ASC 718 for stock option grants in 2009 as well as the incremental fair value for certain stock options awarded in connection with an option exchange completed on March 11, 2009.
(4)	Amounts shown for 2011 represent employer contributions to the 401(k) plan and employer paid premiums for group term life insurance. Amounts shown for 2010 represent employer contributions to the 401(k) plan and employer paid premiums for group term life insurance. Amounts shown for 2009 represent term life insurance. In addition, Mr. Attwood received travel and housing allowances of $43,770, $47,810, and $34,052 in 2011, 2010 and 2009, respectively, and Mr. Strutz received $14,426 for relocation expenses in 2011.
(5)	Mr. Enzor’s bonus amount for 2010 represents a retention bonus of $192,500 paid in 2010 plus a bonus of $205,000 awarded by the Compensation Committee for Quality’s 2010 performance. Mr. Attwood’s bonus amount for 2010 represents a retention bonus of $90,000 paid in 2010 plus a bonus of $75,000 awarded by the Compensation Committee for Quality’s 2010 performance. Mr. Strutz’s bonus amount for 2010 represents a signing bonus of $31,323 paid in 2010 plus a bonus of $50,000 awarded by the Compensation Committee for Quality’s 2010 performance. Mr. Gold’s bonus amount for 2010 represents a retention bonus of $50,000 paid in 2010 plus a bonus of $66,000 awarded by the Compensation Committee for Quality’s 2010 performance.
(6)	Mr. Troy joined the Company on August 2, 2010.
(7)	Mr. Strutz joined the Company on April 5, 2010.

Grants of Plan-Based Awards During Fiscal Year-Ended 2011

The following table provides information about equity awards granted to the Named Executive Officers in 2011: the grant and approval dates; the number of shares underlying all other stock awards; the number of shares underlying all other option awards; the exercise price of the stock option awards, which reflects the closing price of our stock on the date of grant and the grant date fair value of each equity award computed under SFAS 123(R). For non-equity incentive plan awards, the size of each Named Executive Officer’s initial award target is provided.

Name	Grant Date				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)
Gary R. Enzor	—	n/a	288,000	n/a	—	—	—	—
	01/21/2011	—	—	—	—	20,000	9.66	123,000
	01/21/2011	—	—	—	9,375	—	—	90,563
Joseph J. Troy	—	n/a	125,000	n/a	—	—	—	—
	01/21/2011	—	—	—	—	15,000	9.66	92,250
	01/21/2011	—	—	—	16,600	—	—	160,356
Stephen R. Attwood	—	n/a	125,000	n/a	—	—	—	—
	01/21/2011	—	—	—	—	20,000	9.66	123,000
	01/21/2011	—	—	—	6,250	—	—	60,375
Randall T. Strutz	—	n/a	84,000	n/a	—	—	—	—
	01/21/2011	—	—	—	—	12,500	9.66	76,875
	01/21/2011	—	—	—	2,500	—	—	24,150
Jonathan C. Gold	—	n/a	66,000	n/a	—	—	—	—

Our Named Executive Officers have employment agreements that govern their base pay and non-equity incentive plan compensation. Information regarding these agreements and other compensation matters reflected in the foregoing tables follows.

Gary R. Enzor.  On November 3, 2004, we entered into an employment agreement with Mr. Enzor to perform the duties of Executive Vice President and Chief Operating Officer. On November 9, 2005, QDI appointed Mr. Enzor as its President and on June 14, 2007, Mr. Enzor assumed the role of Chief Executive Officer, at which time his employment agreement was amended. Mr. Enzor served as QDI’s President until July 2010. Under his employment agreement, Mr. Enzor is entitled to a base salary of $350,000 per annum, subject to increase, and with an annual cash bonus eligibility of up to 80% of his base salary. For 2011, Mr. Enzor’s base salary was $360,000 per annum. In connection with a limited exchange of options consummated by the Company with certain executives, Mr. Enzor received stock options covering 8,560 shares of common stock on March 11, 2009 at an exercise price equal to $1.25, the closing price of QDI’s common stock on March 11, 2009, in exchange for 21,400 stock options with an exercise price of $13.06. All other equity awards received by Mr. Enzor during the three-year period ended December 31, 2011 were received as part of the Company’s ordinary equity grant and incentive compensation determinations.

Joseph J. Troy.  On July 16, 2010, Mr. Troy entered into an employment agreement to serve as Executive Vice President and Chief Financial Officer of QDI commencing August 2, 2010. Pursuant to his agreement, Mr. Troy is entitled to receive an annual base salary of $250,000, subject to increase. He is eligible to receive an annual bonus with a target opportunity equal to 50% of his base salary. Also under his employment agreement, Mr. Troy was granted stock options covering 135,000 shares of common stock on August 2, 2010 with an exercise price equal to $6.52, the closing price of QDI’s common stock on August 2, 2010. These options vest in equal annual installments over four years. All other equity awards received by Mr. Troy since the date of his hire were received as part of the Company’s ordinary equity grant and incentive compensation determinations.

Stephen R. Attwood.  On July 28, 2008, Mr. Attwood entered into an employment agreement to serve as Senior Vice President and Chief Financial Officer of QDI. Pursuant to his employment agreement, Mr. Attwood is entitled to receive an annual base salary of $225,000, subject to increase. For 2011, Mr. Attwood’s base salary was $250,000 per annum. He is eligible under his employment agreement to receive an annual bonus with a target opportunity equal to 40% of his base salary. This bonus target opportunity was increased to 50% following Mr. Atwood’s promotion to President and Chief Operating Officer. All equity awards received by Mr. Attwood during the three-year period ended December 31, 2011 were received as part of the Company’s ordinary equity grant and incentive compensation determinations.

Randall T. Strutz.  On March 12, 2010, QDI entered into an employment agreement with Mr. Strutz to perform duties of Senior Vice President Sales with an annual base salary of $210,000, subject to increase, commencing on April 5, 2010. In addition, Mr. Strutz received a signing bonus of $31,323. He is eligible to receive an annual bonus with a target opportunity equal to 40% of his base salary. In March 2012, Mr. Strutz was named President of QCI. Under his employment agreement, Mr. Strutz was granted stock options covering 60,000 shares of common stock on April 5, 2010 with an exercise price equal to $7.38, the closing price of QDI’s common stock on April 5, 2010. The options vest in equal annual installments over four years. All other equity awards received by Mr. Strutz since the date of his hire were received as part of the Company’s ordinary equity grant and incentive compensation determinations.

Jonathan C. Gold.  On April 1, 2007, QDI entered into an employment agreement with Mr. Gold to perform duties of Senior Vice President, General Counsel and Secretary with an annual base salary of $200,000, subject to increase. The agreement includes an incentive bonus of up to 30% of his annual salary based upon pre-determined performance standards subject to the discretion of the QDI Board of Directors. For 2011, Mr. Gold’s base salary was $220,000 per annum. In connection with a limited exchange of options consummated by the Company with certain executives, Mr. Gold received stock options covering 2,920 shares of common stock on March 11, 2009 at an exercise price equal to $1.25, the closing price of QDI’s common stock on March 11, 2009, in exchange for 7,300 stock options with an exercise price of $13.06. All other equity awards received by Mr. Gold during the three-year period ended December 31, 2011 were received as part of the Company’s ordinary equity grant and incentive compensation determinations.

2011 Equity Awards.  All of the stock option awards to the Named Executive Officers in 2011 vest ratably over a period of four years, consistent with the Company’s customary vesting schedules for such awards. All of the restricted stock awards to Named Executive Officers, other than Mr. Troy and 6,600 of the shares of restricted stock granted to him during 2011, have a two-year vesting schedule. A schedule shorter than the Company’s more typical four-year schedule was utilized because these awards were substituted for cash incentive compensation. Mr. Troy’s remaining 10,000 share grant in 2011 vests ratably over a period of four years.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table provides information on the holdings of stock options and stock awards by the named executives at December 31, 2011. This table includes unexercised and unvested option awards and unvested stock awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares that have not Vested (#) (2)	Market Value of Shares of Stock that have not Vested ($) (3)
Gary R. Enzor	200,000	—	5.15	11/3/2014	—	—	—
	25,000	—	6.68	11/9/2015	—	—	—
	16,665	8,335	4.50	1/2/2018	—	—	—
	25,000	25,000	2.47	1/29/2019	—	—	—
	4,280	4,280	1.25	3/11/2019	—	—	—
	125,000	125,000	3.82	11/4/2019	—	—	—
	—	20,000	9.66	1/21/2021	—	—	—
	—	—	—	—	12/13/2008	5,581	62,786
	—	—	—	—	11/4/2009	125,000	1,406,250
	—	—	—	—	12/14/2009	6,579	74,014
	—	—	—	—	1/21/2011	9,375	105,469
Joseph J. Troy	33,750	101,250	6.52	8/2/2020	—	—	—
	—	15,000	9.66	1/21/2021	—	—	—
	—	—	—	—	1/21/2011	16,600	186,750
Stephen R. Atwood	50,000	—	2.75	7/28/2018	—	—	—
	5,000	5,000	2.47	1/29/2019	—	—	—
	37,500	37,500	3.82	11/4/2019	—	—	—
	—	20,000	9.66	1/21/2021	—	—	—
	—	—	—	—	11/4/2009	25,000	281,250
	—	—	—	—	1/21/2011	6,250	70,313
Randall T. Strutz	15,000	45,000	7.38	4/5/2020	—	—	—
	—	12,500	9.66	1/21/2021	—	—	—
	—	—	—	—	1/21/2011	2,500	28,125
Jonathan C. Gold	15,000	—	8.74	1/31/2015	—	—	—
	20,000	—	8.65	3/30/2017	—	—	—
	—	5,000	4.50	1/2/2018	—	—	—
	—	10,000	2.47	1/29/2019	—	—	—
	—	1,460	1.25	3/11/2019	—	—	—
	6,250	12,500	3.82	11/4/2019	—	—	—
	6,250	18,750	6.52	8/2/2020	—	—	—
	—	—	—	—	11/4/2009	5,000	56,250

(1)	Mr. Enzor’s unvested options expiring January 2, 2018 vest 100% on January 2, 2012. Mr. Enzor’s unvested options expiring January 29, 2019 vest 50% on each January 29 beginning January 29, 2012. Mr. Enzor’s unvested options expiring March 11, 2019 vest 50% on each March 11 beginning March 11, 2012. Mr. Enzor’s unvested options expiring November 4, 2019 vest 50% on each November 4 beginning November 4, 2012. Mr. Enzor’s unvested options expiring January 21, 2021 vest 25% on each January 21 beginning January 21, 2012.

Mr. Troy’s unvested options expiring August 2, 2020 vest 33.3% on each August 2 beginning August 2, 2012. Mr. Troy’s unvested options expiring January 21, 2021 vest 25% on each January 21 beginning January 21, 2012.

Mr. Attwood’s unvested options expiring January 29, 2019 vest 50% on each January 29 beginning January 29, 2012. Mr. Attwood’s unvested options expiring November 4, 2019 vest 50% on each November 4 beginning November 4, 2012. Mr. Attwood’s unvested options expiring January 21, 2021 vest 25% on each January 21 beginning January 21, 2012.

Mr. Strutz’s unvested options expiring April 5, 2020 vest 33.3% on each April 5 beginning April 5, 2012. Mr. Strutz’s unvested options expiring January 21, 2021 vest 25% on each January 21 beginning January 21, 2012.

Mr. Gold’s unvested options expiring January 2, 2018 vest 100% on January 2, 2012. Mr. Gold’s unvested options expiring January 29, 2019 vest 50% on each January 29 beginning January 29, 2012. Mr. Gold’s unvested options expiring March 11, 2019 vest 50% on each March 11 beginning March 11, 2012. Mr. Gold’s unvested options expiring November 4, 2019 vest 50% on each November 4 beginning November 4, 2012. Mr. Gold’s unvested options expiring August 2, 2020 vest 33.3% on each August 2 beginning August 2, 2012.

(2)	Mr. Enzor’s unvested shares of restricted stock awarded December 13, 2008 vest 100% on December 31, 2012. Mr. Enzor’s unvested shares of restricted stock awarded November 4, 2009 vest 50% on each November 4 beginning November 4, 2012. Mr. Enzor’s unvested shares of restricted stock awarded December 14, 2009 vest 50% on each December 31 beginning December 31, 2012. Mr. Enzor’s unvested shares of restricted stock awarded January 21, 2011 vest 50% on each January 21 beginning January 21, 2012.

Of Mr. Troy’s unvested shares of restricted stock awarded January 21, 2011, 6,600 vest 50% on each January 21 beginning January 21, 2012 and 10,000 vest 25% on each January 21 beginning January 21, 2012.

Mr. Attwood’s unvested shares of restricted stock awarded November 4, 2009 vest 50% on each November 4 beginning on November 4, 2012. Mr. Attwood’s unvested shares of restricted stock awarded January 21, 2011 vest 50% on each January 21 beginning on January 21, 2012.

Mr. Strutz’s unvested shares of restricted stock vest 50% on each January 21 beginning on January 21, 2012.

Mr. Gold’s unvested shares of restricted stock vest 50% on each November 4 beginning on November 4, 2012.

(3)	Market value was determined by multiplying the number of shares set forth in the preceding column by $11.25, the closing price of our common stock as reported on the NASDAQ Global Market on December 30, 2011, the last trading day of the year.

Option Exercises and Stock Vested During Fiscal Year-End 2011

The following table provides information on option exercises and stock award vesting during 2011 of Named Executive Officers’ restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gary R. Enzor	—	—	84,012	967,060
Joseph J. Troy	—	—	—	—
Stephen R. Atwood	—	—	12,500	143,750
Randall T. Strutz	—	—	—	—
Jonathan C. Gold	32,710	248,836	2,500	28,750

(1)	Stock awards for all recipients were restricted stock and shares of restricted stock became freely tradable upon vesting.
(2)	The value realized on vesting was determined by multiplying the number of shares or units set forth in the preceding column by the fair market value on the vesting date.

PROPOSAL 2:

APPROVAL OF THE 2012 EQUITY INCENTIVE PLAN

The Board has approved the Quality Distribution, Inc. 2012 Equity Incentive Plan (the “2012 Plan”) to promote the long-term financial success of the Company and its subsidiaries by attracting and retaining key employees and other individuals, and directed that the 2012 Plan be submitted for approval by our shareholders. We are submitting the 2012 Plan to our shareholders at this time to:

•	replace our current equity compensation plans, our 2003 Restricted Stock Incentive Plan and our 2003 Stock Option Plan, which expire in 2013

•	comply with NASDAQ Stock Market rules, which require shareholder approval and

•	allow performance awards under the 2012 Plan to qualify as “performance-based compensation” under Code Section 162(m).

One of the requirements of “performance-based compensation” under Code Section 162(m) is that the material terms of the performance goals must be approved by shareholders. These material terms generally include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goal is attained. Shareholder approval of the 2012 Plan is intended to constitute approval of the material terms of the performance goals under the 2012 Plan for purposes of Code Section 162(m).

If the 2012 Plan is not approved by our shareholders, it will not be adopted, and we will continue to operate under our existing equity compensation plans until their expiration. In the event these plans expire, we believe that higher cash compensation may be required to attract and retain key employees and other individuals. The 2012 Plan submitted for approval reflects current practices in equity incentive plans that we consider best practices such as:

•

Multiple Award Types.  The 2012 Plan permits the issuance of options, restricted stock and other types of equity and cash incentive grants, subject to the share limits of the plan. This breadth of award types will enable the Compensation Committee to tailor awards in light of evolving compensation best practices and the accounting, tax and other standards applicable at the time of grant. Some of these have changed over time and may change in the future.

•

No Evergreen Feature.  The number of authorized shares under the 2012 Plan is fixed at 2,000,000. Any shares that become available for reuse under the terms of our prior plans due to forfeiture, cancellation or otherwise will also be available for issuance under the 2012 Plan. The 2012 Plan does not include an “evergreen” feature that would cause the number of authorized shares to automatically increase in future years. An evergreen feature is included in our 2003 Stock Option Plan. At March 31, 2012, we had approximately 1,962,000 shares available for issuance under our existing plans, and approximately 675,000 shares are expected to be added to the 2003 Stock Option Plan on January 1, 2013. Consequently, approval of the 2012 Plan will authorize fewer shares than would be authorized and unissued under the existing equity plans as of January 1, 2013, assuming no further grants after the date of this proxy statement.

•

Repricings Prohibited.  Repricing of options and SARs and cash buyouts of underwater options and SARs are generally prohibited without prior shareholder approval, with customary exceptions for stock dividends or splits, reorganizations, recapitalizations and similar events.

•	Discount Stock Options or SARs Prohibited. All options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date the option or SAR is granted.

•

Conservative Change in Control Provisions.  The 2012 Plan does not include a special change in control price payable to award holders. The change in control provisions under the 2012 Plan provide for acceleration of vesting in the event of a change in control only if the 2012 Plan does not become an obligation of the successor entity or the participant incurs a termination of service without cause or for good reason following the change in control.

•

Tax-Deductible Cash Incentive Awards.  The 2012 Plan allows for payment of cash incentives, so that future awards may be made to certain officers that are eligible to be deducted under Code Section 162(m) for “performance-based compensation.” Neither of the existing equity plans has this feature.

•	Clawback Policy Implementation. All awards under the 2012 Plan will be subject to any applicable Company clawback policy in effect from time to time.

•	Independent Oversight. The 2012 Plan will be administered by a committee of independent board members.

We manage our use of equity incentive awards carefully and maintain a reasonable “burn rate,” which is generally defined as the number of shares subject to equity awards issued in a year as a percentage of the Company’s weighted average shares outstanding. The Company’s average burn rate of 1.41% for 2010, 2011 and 2012 year-to-date is considerably lower than the three-year burn rate for 2009-2011 customarily used by a leading shareholder services company to assess companies like ours in the transportation industry:

Recent Burn Rate History

	Number of Shares			Basic Weighted Total Shares	Total Burn Rate
Year	Options	Restricted Shares	Total
2010	245,000	68,621	313,621	20,381,667	1.54%
2011	232,500	93,189	325,689	23,087,729	1.41%
2012(1)	162,950	152,776	315,726	24,545,825	1.29%

				Average	1.41%

(1)	Through March 31, 2012.

We believe that a majority of award grants to be made in 2012 were made prior to March 31, 2012. We do not believe that our higher 2009-2011 burn rate of 3.69% is reflective of our general grant practices because of the historically low market price of our common stock during 2009 and a large retention award issued to Mr. Enzor during that year because of the economic downturn.

A summary of the material provisions of the 2012 Plan is set forth below. A copy of the 2012 Plan is set forth as Appendix A.

Purpose

The 2012 Plan was established by the Board to promote the Company’s long-term financial success, to attract, retain and reward persons who can contribute to the Company’s success, and to further align the participants’ interests with those of the Company’s shareholders. The 2012 Plan will be administered by a committee selected by the Board, currently the Compensation Committee (the “Committee”), which will select award recipients from the eligible participants, determine the types of awards to be granted, the number of shares covered by the awards, and determine the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards.

General

The 2012 Plan incorporates a broad variety of equity-based and cash-based incentive compensation elements to provide the Committee with significant flexibility to address the requirements and limitations of applicable legal, regulatory and financial accounting standards in a manner mutually consistent with the purposes of the 2012 Plan and the best interests of the Company.

The maximum number of shares of the Company’s common stock that may be delivered to participants, or their beneficiaries, under the 2012 Plan is 2,000,000 shares, with adjustments for certain corporate transactions and for forfeited shares. As of the date of shareholder approval of the 2012 Plan, no additional awards will be granted under the Quality Distribution, Inc. 2003 Restricted Stock Incentive Plan or the Quality Distribution, Inc. 2003 Stock Option Plan. To the extent that any shares covered by an award under the 2012 Plan, or one of these prior equity incentive plans, are forfeited or are not delivered for any reason, including because the award is settled in cash, the shares will not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the 2012 Plan. For stock appreciation rights (“SARs”) that are settled in stock, only the actual shares delivered will be counted for purposes of these limitations. If any option granted under the 2012 Plan is exercised by tendering shares, only the number of shares issued net of the shares tendered will be counted for purposes of these limitations. If the withholding tax liabilities arising from an award under the 2012 Plan are satisfied by the tendering of shares of Company common stock to the Company or by the withholding of shares by the Company, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the 2012 Plan.

The 2012 Plan’s effective date would be the date of its approval by the Company’s shareholders. If approved, the 2012 Plan will continue in effect until terminated by the Board. However, no awards may be granted under the 2012 Plan after the 10-year anniversary of its effective date. Any awards that are outstanding after the 10th anniversary of the effective date will remain subject to the terms of the 2012 Plan.

The following additional limits apply to awards under the 2012 Plan:

•

The maximum number of shares that may be covered by options or SARs that are intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) that are granted to any one participant during any calendar year is 500,000 shares;

•

The maximum number of shares that may be covered by stock awards that are intended to be “performance-based compensation” under Code Section 162(m) that are granted to any one participant during any calendar year is 250,000 shares; and

•

The maximum amount of cash incentive awards or cash-settled stock awards that are intended to be “performance-based compensation” under Code Section 162(m) payable to any one participant with respect to any calendar year is $2,000,000.

The Committee may use shares available under the 2012 Plan as the form of payment for grants or rights earned or due under any compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.

In the event of a corporate transaction involving the stock of the Company (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization or merger), the foregoing share limitations and all outstanding awards will automatically be adjusted proportionally and uniformly to reflect such event to the extent that the adjustment will not affect an award’s status as “performance-based compensation” under Code Section 162(m). However, the Committee may adjust awards, or prevent the automatic adjustment of awards, to preserve the benefits or potential benefits of awards under the 2012 Plan.

Awards granted under the 2012 Plan generally will not be transferable except as designated by the participant by will or by the laws of descent and distribution or pursuant to a “qualified domestic relations order,”

as defined in the Code and ERISA. However, the Committee has the discretion to permit the transfer of awards under the 2012 Plan to immediate family members of participants, trusts and other entities established for the primary benefit of such family members, as long as the transfers are made without value to the participant.

Eligibility

Selected employees and directors of, and eligible service providers to, the Company and its subsidiaries are eligible to become participants in the 2012 Plan, except that non-employees may not be granted incentive stock options. The Committee will determine the specific individuals who will be granted awards under the 2012 Plan and the type and amount of any such awards.

Options

The Committee may grant incentive stock options and nonqualified stock options to purchase stock at a specified exercise price. Each award must be pursuant to an award agreement setting forth the provisions of the individual award. Awards of options must expire no later than 10 years from the date of grant (and no later than five years for incentive stock options granted to a person that beneficially owns 10% or more of the Company’s common stock).

The exercise price for any option may not be less than the fair market value of the Company’s common stock on the date the option is granted. In addition, the exercise price of an incentive stock option granted to a person that beneficially owns 10% or more of the Company’s common stock at the time of grant may not be less than 110% of the fair market value of the stock on the date the option is granted. The exercise price of an option may, however, be higher or lower than the fair market value for an option granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by the Company or one of its subsidiaries. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price, except as approved by the Company’s shareholders, as adjusted for corporate transactions described above, or in the case of options granted in replacement of existing awards granted under a predecessor plan.

Options awarded under the 2012 Plan will be exercisable in accordance with the terms established by the Committee. Any incentive stock option granted under the 2012 Plan that fails to continue to qualify as an incentive stock option will be deemed to be a nonqualified stock option and the Committee may unilaterally modify any incentive stock option to disqualify it as an incentive stock option. The full purchase price of each share of stock purchased upon the exercise of any option must be paid at the time of exercise of an option. As determined by the Committee, the exercise price of an option may be paid in cash, in shares of the Company’s common stock (valued at fair market value as of the day of exercise), by net exercise, by other property deemed acceptable by the Board or by irrevocably authorizing a third party to sell shares of the Company’s common stock and remit a sufficient portion of the proceeds to the Company to satisfy the exercise price (sometimes referred to as a “cashless exercise”) or in any combination of the foregoing methods deemed acceptable by the Committee. In a net exercise, the person exercising the option does not pay any cash and the net number of shares received is equal in value to the number of shares as to which the option is being exercised, multiplied by a fraction, the numerator of which is the fair market value less the exercise price, and the denominator of which is fair market value.

Stock Appreciation Rights

SARs entitle the participant to receive cash or stock equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. Except as described below, the exercise price for an SAR may not be less than the fair market value of the stock on the date the SAR is granted. However, the exercise price may be higher or lower than fair market value for an SAR granted in replacement of an existing award held by an employee, director or service provider of a third party that is acquired by the Company or one of its subsidiaries, or for SARs granted under a predecessor plan. SARs will be exercisable in accordance with the terms established by the Committee.

Stock Awards

A stock award is a grant of shares of the Company’s common stock or a right to receive shares of the Company’s common stock, an equivalent amount of cash or a combination thereof in the future. Awards may include stock units, bonus shares, performance shares, performance units, restricted stock or restricted stock units or any other equity-based award as determined by the Committee. Any specific performance measures, performance objectives or period of service requirements may be set by the Committee in its discretion.

Cash Incentive Awards

A cash incentive award is the grant of a right to receive a payment of cash, determined on an individual basis or as an allocation of an incentive pool (or the Company’s common stock having a value equivalent to the cash otherwise payable) that is contingent on the achievement of performance objectives established by the Committee. The Committee may grant cash incentive awards (including the right to receive payment of cash or the Company’s common stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

Forfeiture

Unless specifically provided to the contrary in the applicable award agreement, if a participant’s service is terminated for cause, any unvested award held by the participant will be forfeited immediately and the participant will have no further rights under the award.

One Million Dollar Limit

Section 162(m) of the Internal Revenue Code

A U.S. income tax deduction for the Company generally will be unavailable for annual compensation in excess of $1 million paid to a “covered employee” (our chief executive officer and three other most highly compensated executive officers other than the chief financial officer). However, amounts that constitute “performance-based compensation” under Code Section 162(m) are not counted toward the $1 million limit. It is expected that, generally, options and SARs granted under the 2012 Plan will satisfy the requirements for “performance-based compensation.” The Committee may designate whether any stock awards or cash incentive awards granted to any participant are intended to be “performance-based compensation.” Any such awards designated as intended to be “performance-based compensation” will be conditioned on the achievement of one or more performance measures, to the extent required by Code Section 162(m).

Performance Measures

The performance measures that may be used for awards designated as intended to be “performance-based compensation” will be based on any one or more of the following performance measures as selected by the Committee: earnings (including earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share; all as may be defined by the Committee); financial return ratios (including return on investment; return on invested capital; return on equity; and return on assets; all as may be defined by the Committee); increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; debt load reduction; expense management; economic value added; stock price; book value; overhead; assets; asset quality level; charge offs; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one or more Subsidiaries, business units or financial reporting segments of the Company, or any combination thereof, and may be measured relative to a peer group, an index or a business plan. The terms of any award may provide that partial achievement of performance criteria may result in partial payment or vesting of the award. Additionally, in establishing the performance measures, the Committee may provide for the inclusion or exclusion of certain items.

Change In Control

Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all stock options and SARs under the 2012 Plan then held by the participant will become fully exercisable immediately if, and all stock awards and cash incentive awards will become fully earned and vested immediately if, (i) the 2012 Plan is not an obligation of the successor entity following a change in control or (ii) the 2012 Plan is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason following the change in control. Notwithstanding the immediately preceding sentence, if the vesting of an award is conditioned upon the achievement of performance measures, then such vesting will be subject to the following: if, at the time of the change in control, the performance measures are less than 50% attained (pro rata based upon the time of the period through the change in control), the award will become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being 50%; and if, at the time of the change in control, the performance measures are at least 50% attained (pro rata based upon the time of the period through the change in control), the award will become fully earned and vested immediately upon the change in control.

For purposes of the 2012 Plan, a “change in control” generally will be deemed to occur when (i) any person acquires the beneficial ownership of 35% or more of the common stock of the Company, except that the acquisition of an interest by a benefit plan sponsored by the Company or a corporate restructuring in which another member of the Company’s controlled group acquires such an interest generally will not be a change in control for purposes of the 2012 Plan, (ii) during any 12-month period, a majority of the board members serving as of the 2012 Plan’s effective date, or whose election was approved by a vote of a majority of the directors then in office, no longer serves as directors, (iii) the Company combines or merges with another company and, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, less than 50% of the voting stock of the resulting Company or (iv) the consummation of a complete liquidation or dissolution or an agreement for the disposition of all or substantially all of the assets of the Company occurs.

In the event an award under the 2012 Plan constitutes “deferred compensation” for purposes of Code Section 409A, and the settlement or distribution of the award is triggered by a change in control, then such settlement or distribution will be subject to the event constituting the change in control also constituting a “change in control event” for purposes of Code Section 409A.

Amendment and Termination

The Board may at any time amend or terminate the 2012 Plan or any award granted under the 2012 Plan, but no amendment or termination may impair the rights of any participant without the participant’s written consent. The Board may not amend any provision of the 2012 Plan to materially increase the original number of shares that may be issued under the 2012 Plan (other than as provided in the 2012 Plan), materially increase the benefits accruing to a participant or materially modify the requirements for participation in the 2012 Plan without approval of the Company’s shareholders. However, the Board may amend the 2012 Plan at any time, retroactively or otherwise, to ensure that the 2012 Plan complies with current or future law without shareholder approval, and the Board may unilaterally amend the 2012 Plan and any outstanding award, without participant consent, in order to avoid the application of, or to comply with, Code Section 409A.

Clawback Policy

All awards, amounts and benefits received under the 2012 Plan will be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy or any applicable law even if adopted after the Plan becomes effective.

U.S. Federal Income Tax Considerations

The following is a summary of the current U.S. federal income tax consequences that may arise in conjunction with participation in the 2012 Plan.

Nonqualified Stock Options

The grant of a nonqualified stock option generally will not result in taxable income to the participant. Except as described below, the participant generally will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares and the Company generally will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options

The grant of an incentive stock option generally will not result in taxable income to the participant. The exercise of an incentive stock option generally will not result in taxable income to the participant, provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares at the time of exercise of an incentive stock option over the exercise price generally will be an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant generally will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price generally will be taxed to the participant as capital gain. A capital loss generally will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company generally will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount generally will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights

The grant of an SAR generally will not result in taxable income to the participant. Upon exercise of an SAR, the fair market value of shares received generally will be taxable to the participant as ordinary income and the Company will be entitled to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Stock Awards

A participant who has been granted a stock award generally will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of shares subject to an award, the holder generally will realize ordinary income in an amount equal to the then fair market value of those shares and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, generally will also be compensation income to the participant and the Company will be entitled to a corresponding deduction.

Cash Incentive Awards

A participant who has been granted a cash incentive award generally will not realize taxable income at the time of grant, provided that no cash is actually paid at the time of grant. Upon the payment of any cash in satisfaction of the cash incentive award, the participant generally will realize ordinary income in an amount equal to the cash award received and the Company will be entitled to a corresponding deduction.

Withholding of Taxes

The Company may withhold amounts from participants to satisfy withholding tax requirements. If permitted by the Committee, participants may have shares withheld from awards or may tender previously owned shares to the Company to satisfy tax withholding requirements. The shares withheld from awards may only be used to satisfy the Company’s minimum statutory withholding obligation.

Change in Control

Any acceleration of the vesting or payment of awards under the 2012 Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the participant to a 20% excise tax and preclude deduction by the Company.

Tax Advice

The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the 2012 Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2012 Plan. The Company strongly encourages participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

The number and types of awards to be made pursuant to the 2012 Plan is subject to the discretion of the Committee and is not determinable at this time.

Under applicable law, the adoption of the 2012 Plan requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. In tabulating the votes, broker non-votes on the adoption of the amendment will be disregarded and have no effect on the outcome of the vote. However, any other abstentions by shares present in person or represented by proxy at the Annual Meeting are effectively equivalent to votes against this proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2012 EQUITY INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains two equity compensation plans that provide for the issuance of Company common stock to officers, other employees and directors. A description of our equity based compensation plans can be found in footnote 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011. Each of these equity compensation plans was approved by our shareholders. The following table sets forth information regarding outstanding options and shares available for future issuance under these plans as of December 31, 2011:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,896,475	$5.42	1,800,436
Equity compensation plans not approved by shareholders	—	—	—

Total	2,896,475	$5.42	1,800,436

PROPOSAL 3:

APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP (“PwC”) served as our independent registered certified public accounting firm for 2011. The Audit Committee has selected PwC to serve as our independent registered certified public accounting firm for 2012. We are submitting our appointment of the independent registered certified public accounting firm for shareholder ratification at this annual meeting.

Our Articles of Incorporation and By-laws do not require that our shareholders ratify the appointment of our independent registered certified public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PwC but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in registered certified public accounting firm would be in the best interests of the Company and its shareholders.

Representatives of PwC, who will be present at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reviews Quality Distribution’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PwC, our independent registered certified public accounting firm for 2011, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and its evaluation of the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2011 and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PwC has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC that firm’s independence. Based on the considerations and the discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2011 be included in our Annual Report on Form 10-K for 2011.

THE AUDIT COMMITTEE

Alan H. Schumacher, Chair

Richard B. Marchese

Thomas R. Miklich

FEES PAID TO INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

IN 2011 AND 2010

Our Audit Committee Charter requires that the Audit Committee be solely and directly responsible for the appointment, compensation, evaluation and oversight of the work of the independent auditors, including but not limited to, approving fees, evaluating the scope of the audit and pre-approving all audit and non-audit services. The aggregate fees billed by PwC were (in millions):

Type of Fees	2011	2010
Audit Fees(1)	$1.26	$1.08
Audit-Related Fees	—	—
Tax Fees(2)	0.03	0.03
All Other Fees	—	—

Total	$1.29	$1.11

(1)	The 2011 and 2010 audit fees include fees for our fiscal year-end audit, review of financial statements included in our Quarterly Reports on Form 10-Q and audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	2011 and 2010 tax fees include consulting fees related to our equity and note exchange offerings completed in 2011 and our note offerings completed in 2010.

PROPOSAL 4:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

For the first time this year, our shareholders are entitled to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

Our executive compensation program has been designed to achieve certain key objectives, including: attracting, retaining and motivating talented executives; linking compensation to our financial performance and rewarding performance that meets or exceeds established goals; encouraging executives to become and remain long-term shareholders of our company; providing balanced incentives that do not promote excessive risk taking; and following corporate governance best practices. To this end, we believe the Company’s compensation program consists of an appropriate balance between fixed compensation and cash and equity incentive compensation that lead to increased Company performance and increases in shareholder value. We encourage shareholders to review the information under “Executive Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program.

We are asking for shareholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of the Company’s shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider that vote, and the Compensation Committee will evaluate whether any actions are appropriate in response.

The affirmative vote of the holders of a majority of the votes cast with a quorum present is required for advisory approval of the compensation of our Named Executive Officers.

OUR BOARD RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 5:

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE

ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

Also for the first time this year our shareholders are entitled to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s Named Executive Officers. This non-binding “frequency” vote is required at least once every six years hereafter. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation every one, two or three years, or abstain from voting.

After careful consideration of the frequency alternatives, the Board of Directors believes that conducting an advisory vote on executive compensation annually is appropriate for the Company and its shareholders at this time.

In voting on this proposal, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain. The Board of Directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board of Directors may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote less frequently than the alternative that has been selected by our shareholders.

OUR BOARD RECOMMENDS AN ADVISORY VOTE OF ONE YEAR FOR THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

One of our customers (Hexion Specialty Chemicals) is controlled by Apollo. Revenues from this customer were $16.3 million in 2011. In 2010 and 2009, two of our customers (Hexion Specialty Chemicals and Momentive Specialty Chemicals) were controlled by Apollo. Revenues from these two customers were $15.0 million and $12.6 million in 2010 and 2009, respectively. All pricing with the companies controlled by Apollo was based on market rates, including such factors as total expected revenue to be generated by the customer, number of loads to be hauled and the number of miles to be driven.

REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Transactions involving the Company and its related parties are required by the Company’s written policies to be reported to and approved by the Audit Committee of the Board of Directors. The Audit Committee addresses such transactions on a case-by-case basis, after considering the relevant facts and circumstances. Transactions with Hexion Specialty Chemicals and Momentive Specialty Chemicals are not required to be individually approved because the transactions are based on market rates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of the Company’s common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. The Company is not aware that, during 2011, any of its directors, executive officers or 10% shareholders failed to timely file any reports required to be filed by Section 16(a) of the Exchange Act. In making these statements, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% shareholders.

NOTICE OF SHAREHOLDER PROPOSALS

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2013 annual meeting should deliver a written copy of their proposal to our principal executive offices no later than December 27, 2012 (which is 120 calendar days before the anniversary of the date of this proxy statement). Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials. If the date of next year’s annual meeting is moved more than 30 days before or after May 30, 2013 (which is the anniversary of this year’s annual meeting), we must receive notice of the shareholder proposal within a reasonable time before we begin to print and mail our proxy materials. All shareholder proposals should be sent to 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida, 33610, Attention: Jonathan C. Gold, Corporate Secretary.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDERS MEETING TO BE HELD ON MAY 30, 2012

The proxy statement, notice of annual meeting, proxy card and the Company’s 2011 annual report are available at the Investor Relations section of our website at www.qualitydistribution.com.

For directions to attend the annual meeting in person, please call (800) 282-2031.

OTHER MATTERS

As of the date of this proxy statement, our Board does not anticipate that other matters will be brought before the annual meeting. If, however, other matters are properly brought before the annual meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Holders of common stock are requested to complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, postage paid envelope.

By Order of the Board of Directors

Gary R. Enzor

Chief Executive Officer

Dated: April 27, 2012

APPENDIX A

QUALITY DISTRIBUTION, INC.

2012 EQUITY INCENTIVE PLAN

Article 1

INTRODUCTION

Section 1.1 Purpose, Effective Date and Term. The purpose of this QUALITY DISTRIBUTION, INC. 2012 EQUITY INCENTIVE PLAN is to promote the long-term financial success of QUALITY DISTRIBUTION, INC. and its Subsidiaries by providing a means to attract, retain and reward individuals who can and do contribute to such success, and to further align their interests with those of the Shareholders. The “Effective Date” of the Plan is May 30, 2012, the date of the approval of the Plan by the Shareholders. The Plan shall remain in effect as long as any Awards are outstanding; provided, however, that no Awards may be granted after the 10-year anniversary of the Effective Date.

Section 1.2 Participation. Each employee and director of, and service provider (with respect to which issuances of securities may be registered under Form S-8) to, the Company and each Subsidiary who is granted, and currently holds, an Award in accordance with the provisions of the Plan shall be a “Participant” in the Plan. Award recipients shall be limited to employees and directors of, and service providers (with respect to which issuances of securities may be registered under Form S-8) to, the Company and its Subsidiaries; provided, however, that an Award (other than an Award of an ISO) may be granted to an individual prior to the date on which he or she first performs services as an employee, director or service provider, provided that such Award does not become vested prior to the date such individual commences such services.

Section 1.3 Definitions. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 8).

Article 2

AWARDS

Section 2.1 General. Any Award may be granted singularly, in combination with another Award (or Awards), or in tandem whereby the exercise or vesting of one Award held by a Participant cancels another Award held by the Participant. Each Award shall be subject to the provisions of the Plan and such additional provisions as the Committee may provide with respect to such Award and as may be evidenced in the Award Agreement. Subject to the provisions of Section 3.4(b), an Award may be granted as an alternative to or replacement of an existing award under the Plan, any other plan of the Company or a Subsidiary or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or a Subsidiary, including the plan of any entity acquired by the Company or a Subsidiary. The types of Awards that may be granted include the following:

(a) Stock Options. A stock option represents the right to purchase Shares at an exercise price established by the Committee. Any stock option may be either an ISO or a nonqualified stock option that is not intended to be an ISO. No ISOs may be (i) granted after the 10-year anniversary of the earlier of the Effective Date or Shareholder approval of the Plan or (ii) granted to a non-employee. To the extent the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the stock options or portions thereof that exceed such limit shall be treated as nonqualified stock options. Unless otherwise specifically provided by the Award Agreement, any stock option granted under the Plan shall be a nonqualified stock option. All or a portion of any ISO granted under the Plan that does not qualify as an ISO for any reason shall be deemed to be a nonqualified stock option. In addition, any ISO granted under the Plan may be unilaterally modified by the Committee to disqualify such stock option from ISO treatment such that it shall become a nonqualified stock option.

(b) Stock Appreciation Rights. A stock appreciation right (an “SAR”) is a right to receive, in cash, Shares or a combination of both (as shall be reflected in the respective Award Agreement), an amount equal to or based upon the excess of (i) the Fair Market Value at the time of exercise of the SAR over (ii) an exercise price established by the Committee.

(c) Stock Awards. A stock award is a grant of Shares or a right to receive Shares (or their cash equivalent or a combination of both, as shall be reflected in the respective Award Agreement) in the future, excluding Awards designated as stock options, SARs or cash incentive awards by the Committee. Such Awards may include bonus shares, performance shares, performance units, restricted stock, restricted stock units or any other equity-based Award as determined by the Committee.

(d) Cash Incentive Awards. A cash incentive award is the grant of a right to receive a payment of cash (or Stock having a value equivalent to the cash otherwise payable, excluding Awards designated as stock options, SARs or stock awards by the Committee, all as shall be reflected in the respective Award Agreement), determined on an individual basis or as an allocation of an incentive pool that is contingent on the achievement of performance objectives established by the Committee.

Section 2.2 Exercise of Stock Options and SARs. A stock option or SAR shall be exercisable in accordance with such provisions as may be established by the Committee; provided, however, that a stock option or SAR shall expire no later than 10 years after its grant date (five years in the case of an ISO with respect to a 10% Shareholder). The exercise price of each stock option and SAR shall be not less than 100% of the Fair Market Value on the grant date; provided, however, that the exercise price of an ISO shall be not less than 110% of Fair Market Value on the grant date in the case of a 10% Shareholder; and provided, further, that, to the extent permitted under Code Section 409A, and subject to Section 3.4(b), the exercise price may be higher or lower in the case of stock options and SARs granted in replacement of existing awards held by an employee, director or service provider granted by an acquired entity. The payment of the exercise price of a stock option shall be by cash or, subject to limitations imposed by applicable law, by any of the following means unless otherwise determined by the Committee from time to time: (a) by tendering, either actually or by attestation, Shares acceptable to the Committee and valued at Fair Market Value as of the day of exercise; (b) by irrevocably authorizing a third party, acceptable to the Committee, to sell Shares acquired upon exercise of the stock option and to remit to the Company no later than the third business day following exercise of a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; (c) by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the option and receive the net number of Shares equal in value to (i) the number of Shares as to which the option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value (on the date of exercise) less the exercise price, and the denominator of which is such Fair Market Value (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); (d) by personal, certified or cashiers’ check; (e) by other property deemed acceptable by the Committee or (f) by any combination thereof.

Section 2.3 Performance-Based Compensation. Any Award that is intended to be Performance-Based Compensation shall be conditioned on the achievement of one or more objective performance measures, to the extent required by Code Section 162(m), as may be determined by the Committee. The grant of any Award and the establishment of performance measures that are intended to be Performance-Based Compensation shall occur during the period required under Code Section 162(m).

(a) Performance Measures. The performance measures described in this Section 2.3 may be based on any one or more of the following: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and earnings per share; each as may be defined by the Committee); financial return ratios (e.g., return on investment; return on invested capital; return on equity; and return on assets; each as may be defined by the Committee); increase in revenue, operating or net cash flows; cash flow return on investment; total shareholder return; market share; net operating income, operating income or net income; debt load reduction; expense management; economic value added; stock price; book value; overhead;

assets; asset quality level; charge offs; regulatory compliance; improvement of financial rating; achievement of balance sheet or income statement objectives; improvements in capital structure; profitability; profit margins; budget comparisons or strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one or more Subsidiaries, business units or financial reporting segments of the Company or a Subsidiary, or any combination thereof, and may be measured relative to a peer group, an index or a business plan.

(b) Partial Achievement. An Award may provide that partial achievement of the performance measures may result in payment or vesting based upon the degree of achievement. In addition, partial achievement of performance measures shall apply toward a Participant’s individual limitations as set forth in Section 3.3.

(c) Extraordinary Items. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report: (i) extraordinary, unusual or nonrecurring items of gain or loss, including non-cash refinancing charges; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; (iv) mergers or acquisitions; and (v) such other items permitted from time to time hereafter under the regulations promulgated under Code Section 162(m). To the extent not specifically excluded, such effects shall be included in any applicable performance measure.

(d) Adjustments. Pursuant to this Section 2.3, in certain circumstances the Committee may adjust performance measures; provided, however, that no adjustment may be made with respect to an Award that is intended to be Performance-Based Compensation, except to the extent the Committee exercises such negative discretion as is permitted under Code Section 162(m). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or a Subsidiary conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may (i) adjust, change or eliminate the performance measures or change the applicable performance period or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.

Section 2.4 Dividends and Dividend Equivalents. Any Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award, which payments may be made currently or credited to an account for the Participant, may be settled in cash or Shares and may be subject to terms or provisions similar to the underlying Award.

Section 2.5 Forfeiture of Awards. Unless specifically provided to the contrary in an Award Agreement, upon notification of Termination of Service for Cause, any outstanding unvested Award held by a Participant shall terminate immediately, such Award shall be forfeited and the Participant shall have no further rights thereunder.

Section 2.6 Deferred Compensation. The Plan is, and all Awards are, intended to be exempt from (or, in the alternative, to comply with) Code Section 409A, and each shall be construed, interpreted and administered accordingly. The Company does not guarantee that any benefits that may be provided under the Plan will satisfy all applicable provisions of Code Section 409A. If any Award would be considered “deferred compensation” under Code Section 409A, the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the applicable Award Agreement, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.6shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award shall be deemed to constitute the Participant’s acknowledgment of, and consent to, the rights of the Committee under this Section 2.6, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of the Plan or pursuant to an Award Agreement shall not be applicable to an Award that is determined to constitute deferred compensation, if such discretionary authority would contravene Code Section 409A.

Article 3

SHARES SUBJECT TO PLAN

Section 3.1 Available Shares. The Shares with respect to which Awards may be granted shall be Shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including Shares purchased in the open market or in private transactions.

Section 3.2 Share Limitations.

(a) Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of Shares that may be delivered under the Plan shall be 2,000,000 Shares (all of which may be granted as ISOs) plus any Shares that are covered under a Prior Plan award that otherwise would become available for reuse under the Prior Plan, as provided in Section 3.2(b)(v), due to forfeiture, expiration, cancellation or the like. The maximum number of Shares available for delivery under the Plan (including the number that may be granted as ISOs) and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 3.4. As of the Effective Date, no further awards shall be granted under the Prior Plans.

(b) Reuse of Shares.

(i) To the extent any Shares covered by an Award are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited, canceled or settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan and shall again become eligible for delivery under the Plan.

(ii) With respect to SARs that are settled in Shares, only Shares actually delivered shall be counted for purposes of determining the maximum number of Shares available for delivery under the Plan.

(iii) If the exercise price of any stock option granted under the Plan is satisfied by tendering Shares to the Company (whether by actual delivery or by attestation and whether or not such surrendered Shares were acquired pursuant to an Award) or by the net exercise of the Award, only the number of Shares delivered net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(iv) If the withholding tax liabilities arising from an Award or, following the Effective Date, an award under the Prior Plan, are satisfied by the tendering of Shares to the Company (whether by actual delivery or by attestation and whether or not such tendered Shares were acquired pursuant to an Award) or by the withholding of or reduction of Shares by the Company, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan and shall again become eligible for delivery under the Plan.

(v) Following the Effective Date, any Shares that are covered under a Prior Plan award that otherwise would become available for reuse under the Prior Plan due to forfeiture, expiration, cancellation or the like shall instead become available for delivery under the Plan.

Section 3.3 Limitations on Grants to Individuals. The following limitations shall apply with respect to Awards:

(a) Stock Options and SARs. The maximum number of Shares that may be subject to stock options or SARs granted to any one Participant during any calendar year that are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be 500,000. For purposes of this Section 3.3(a), if a stock option is granted in tandem with an SAR, such that the exercise of the option or SAR with respect to a Share cancels the tandem SAR or option right, respectively, with respect to such Share, the tandem option and SAR rights with respect to each Share shall be counted as covering one Share for purposes of applying the limitations of this Section 3.3(a).

(b) Stock Awards. The maximum number of Shares that may be subject to stock awards that are granted to any one Participant during any calendar year and are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be 250,000.

(c) Cash Incentive Awards and Stock Awards Settled in Cash. The maximum dollar amount that may be payable to any one Participant pursuant to cash incentive awards and cash-settled stock awards that are granted to any one Participant during any calendar year and are intended to be Performance-Based Compensation, and then only to the extent that such limitation is required by Code Section 162(m), shall be $2,000,000.

(d) Dividends, Dividend Equivalents and Earnings. For purposes of determining whether an Award is intended to be qualified as Performance-Based Compensation under the foregoing limitations of this Section 3.3, (i) the right to receive dividends and dividend equivalents with respect to any Award that is not yet vested shall be treated as a separate Award, and (ii) if the delivery of any Shares or cash under an Award is deferred, any earnings, including dividends and dividend equivalents, shall be disregarded.

(e) Partial Performance. Notwithstanding the preceding provisions of this Section 3.3, if in respect of any performance period or restriction period, the Committee grants to a Participant Awards having an aggregate dollar value and/or number of Shares less than the maximum dollar value and/or number of Shares that could be paid or awarded to such Participant based on the degree to which the relevant performance measures were attained, the excess of such maximum dollar value and/or number of Shares over the aggregate dollar value and/or number of Shares actually subject to Awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or the number of Shares that may be awarded to such Participant in respect of the next performance period or restriction period in respect of which the Committee grants to such Participant an Award intended to qualify as Performance-Based Compensation, subject to adjustment pursuant to Section 3.4.

Section 3.4 Corporate Transactions; No Repricing.

(a) Adjustments. To the extent permitted under Code Section 409A, to the extent applicable, in the event of a corporate transaction involving the Company or the Shares (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), all outstanding Awards, the number of Shares available for delivery under the Plan under Section 3.2 and each of the specified limitations set forth in Section 3.3 shall be adjusted automatically to proportionately and uniformly reflect such transaction (but only to the extent that such adjustment will not negatively affect the status of an Award intended to qualify as Performance-Based Compensation, if applicable); provided, however, that, subject to Section 3.4(b), the Committee may otherwise adjust Awards (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of the Awards and the Plan. Action by the Committee under this Section 3.4(a) may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding stock options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include (A) replacement of an Award with another award that the Committee determines has comparable value and that is based on stock of a company resulting from a corporate transaction, and (B) cancellation of an Award in return for cash payment of the current value of the Award, determined as though the Award were fully vested at the time of payment, provided that in the case of a stock option or SAR, the amount of such payment shall be the excess of the value of the stock subject to the option or SAR at the time of the transaction over the exercise price, and provided, further, that no such payment shall be required in consideration for the cancellation of the Award if the exercise price is greater than the value of the stock at the time of such corporate transaction).

(b) No Repricing. Notwithstanding any provision of the Plan to the contrary, no adjustment or reduction of the exercise price of any outstanding stock option or SAR in the event of a decline in Stock price shall be permitted without approval by the Shareholders or as otherwise expressly provided under Section 3.4(a). The foregoing prohibition includes (i) reducing the exercise price of outstanding stock options or SARs, (ii) cancelling outstanding stock options or SARs in connection with the granting of stock options or SARs with a lower exercise price to the same individual, (iii) cancelling stock options or SARs with an exercise price in excess of the current Fair Market Value in exchange for a cash or other payment, and (iv) taking any other action that would be treated as a repricing of a stock option or SAR under the rules of the primary securities exchange or similar entity on which the Shares are listed.

Section 3.5 Delivery of Shares. Delivery of Shares or other amounts under the Plan shall be subject to the following:

(a) Compliance with Applicable Laws. Notwithstanding any provision of the Plan to the contrary, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) No Certificates Required. To the extent that the Plan provides for the delivery of Shares, the delivery may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

Article 4

CHANGE IN CONTROL

Section 4.1 Consequence of a Change in Control. Subject to the provisions of Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or in any Award Agreement, at the time of a Change in Control:

(a) Subject to any forfeiture and expiration provisions otherwise applicable to the respective Awards, all stock options and SARs under the Plan then held by the Participant shall become fully exercisable immediately if, and all stock awards and cash incentive awards under the Plan then held by the Participant shall become fully earned and vested immediately if, (i) the Plan and the respective Award Agreements are not the obligations of the entity, whether the Company, a successor thereto or an assignee thereof, that conducts following a Change in Control substantially all of the business conducted by the Company and its Subsidiaries immediately prior to such Change in Control or (ii) the Plan and the respective Award Agreements are the obligations of the entity, whether the Company, a successor thereto or an assignee thereof, that conducts following a Change in Control substantially all of the business conducted by the Company and its Subsidiaries immediately prior to such Change in Control and the Participant incurs a Termination of Service without Cause or by the Participant for Good Reason following such Change in Control.

(b) Notwithstanding the foregoing provisions of this Section 4.1, if the vesting of an outstanding Award is conditioned upon the achievement of performance measures, then such vesting shall be subject to the following:

(i) If, at the time of the Change in Control, the established performance measures are less than 50% attained (as determined in the sole discretion of the Committee, but in any event, based pro rata in accordance with time lapsed through the date of the Change in Control in the event of any period-based performance measures), then such Award shall become vested and exercisable on a fractional basis with the numerator being equal to the percentage of attainment and the denominator being 50% upon the Change in Control.

(ii) If, at the time of the Change in Control, the established performance measures are at least 50% attained (as determined in the sole discretion of the Committee, but in any event based pro rata in accordance with time lapsed through the date of the Change in Control in the event of any period-based performance measures), then such Award shall become fully earned and vested immediately upon the Change in Control.

Section 4.2 Definition of Change in Control.

(a) For purposes of the Plan, “Change in Control” means the first to occur of the following:

(i) The consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding Voting Securities of the Company;

(ii) During any 12-month period, the individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless either the election of or the nomination for election by the Shareholders of any new director was approved by a vote of a majority of the Board, in which case such new director shall for purposes of this Plan be considered as a member of the Board; or

(iii) The consummation by the Company of (i) a merger, consolidation or other similar transaction if the Shareholders immediately before such merger, consolidation or other similar transaction do not, as a result of such merger, consolidation or other similar transaction, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(b) Notwithstanding any provision in the foregoing definition of Change in Control to the contrary, a Change in Control shall not be deemed to occur solely because 35% or more of the combined voting power of the then outstanding securities of the Company are acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (ii) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Shareholders in the same proportion as their ownership of Stock immediately prior to such acquisition.

(c) Further notwithstanding any provision in the foregoing definition of Change in Control to the contrary, in the event that any Award constitutes deferred compensation, and the settlement of, or distribution of benefits under such Award is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.

Article 5

COMMITTEE

Section 5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Article 5. The Committee shall be selected by the Board, provided that the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under the Exchange Act), an “outside director” (within the meaning of Code Section 162(m)) and an “independent director” (within the meaning of the rules of the securities exchange which then constitutes the principal listing for the Stock). Subject to the applicable rules of any securities exchange or similar entity, if the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

Section 5.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the other provisions of the Plan and the following:

(a) The Committee shall have the authority and discretion to select from among the Company’s and the Subsidiary’s employees, directors and service providers those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms of Awards, to cancel or suspend Awards and to reduce or eliminate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award.

(b) In the event that the Committee determines that it is advisable to grant Awards that do not qualify for the exception for Performance-Based Compensation from the tax deductibility limitations of Code Section 162(m), the Committee may grant such Awards without satisfying the requirements of Code Section 162(m).

(c) The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) The Committee shall have the authority to define terms not otherwise defined in the Plan.

(e) Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding on all persons.

(f) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and bylaws of the Company and to all applicable law.

Section 5.3 Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of any securities exchange or similar entity or the Plan or the charter of the Committee, or as necessary to comply with the exemptive provisions of Rule 16b-3 of the Exchange Act or of Code Section 162(m), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers under the Plan to any person or persons selected by it. The acts of such delegates shall be treated under the Plan as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4 Information to be Furnished to Committee. As may be permitted by applicable law, the Company and each Subsidiary shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties under the Plan. The records of the Company and each Subsidiary as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive with respect to all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan shall furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5 Expenses and Liabilities. All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan or any Award Agreement shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration and interpretation of the Plan, and the Company, and its officers and directors, shall be entitled to rely upon the advice, opinions and valuations of any such persons.

Article 6

AMENDMENT AND TERMINATION

Section 6.1 General. The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement; provided, however, that no amendment or termination may (except as provided in Section 2.6, Section 3.4 and Section 6.2), in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), impair the rights of any Participant or beneficiary under any Award granted prior to the date such amendment or termination is adopted by the Board; and provided, further, that no amendment may (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the aggregate number of securities that may be delivered under the Plan other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) immediately above is approved by the Shareholders.

Section 6.2 Amendment to Conform to Law. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Award Agreement to any applicable law. By accepting an Award, the Participant shall be deemed to have acknowledged and consented to any amendment to an Award made pursuant to this Section 6.2, Section 2.6or Section 3.4without further consideration or action.

Article 7

GENERAL TERMS

Section 7.1 No Implied Rights.

(a) No Rights to Specific Assets. No person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary, including any specific funds, assets, or other property that the Company or a Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, distributable in accordance with the provisions of the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan or an Award Agreement shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to provide any benefits to any person.

(b) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant shall not give any person the right to be retained in the service of the Company or a Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the Plan. No individual shall have the right to be selected to receive an Award, or, having been so selected, to receive a future Award.

(c) No Rights as a Shareholder. Except as otherwise provided in the Plan, no Award shall confer upon the holder thereof any rights as a Shareholder prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2 Transferability. Except as otherwise provided by the Committee, Awards are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a “qualified domestic relations order” (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974). The Committee shall have the discretion to permit the transfer of Awards; provided, however, that such transfers shall be limited to immediate family members of Participants, trusts, partnerships, limited liability companies and other entities that are permitted to exercise rights under Awards in accordance with Form S-8 established for the primary benefit of such family members; and provided, further, that such transfers shall not be made for value to the Participant.

Section 7.3 Designation of Beneficiaries. A Participant hereunder may file with the Company a designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee and the members thereof shall not have any further liability to anyone.

Section 7.4 Non-Exclusivity. Neither the adoption of the Plan by the Board nor the submission of the Plan to the Shareholders for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including the granting of restricted stock, stock options or other equity awards otherwise than under the Plan or an arrangement that is or is not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

Section 7.5 Award Agreement. Each Award shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be made available to the Participant, and the Committee may require that the Participant sign a copy of the Award Agreement.

Section 7.6 Form and Time of Elections. Unless otherwise specified in the Plan, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such terms or conditions, not inconsistent with the provisions of the Plan, as the Committee may require.

Section 7.7 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.8 Tax Withholding. All distributions under the Plan shall be subject to withholding of all applicable taxes and the Committee may condition the delivery of any Shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant; (b) through the surrender of Shares that the Participant already owns or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

Section 7.9 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company.

Section 7.10 Indemnification. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her (provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf), unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 7.11 No Fractional Shares. Unless otherwise permitted by the Committee, no fractional Shares shall be delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Shares or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 7.12 Governing Law. The Plan, all Awards, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 7.13 Benefits Under Other Plans. Except as otherwise provided by the Committee, Awards granted to a Participant (including the grant and the receipt of benefits) shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any qualified retirement plan, nonqualified plan and any other benefit plan maintained by the Participant’s employer.

Section 7.14 Validity. If any provision of the Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan.

Section 7.15 Notice. Unless provided otherwise in an Award Agreement or policy adopted from time to time by the Committee, all communications to the Company provided for in the Plan, or any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid(provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier or by email to the Company at the address set forth below:

Quality Distribution, Inc.

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610 Facsimile:

Email:

Such communications shall be deemed given:

(a) In the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) In the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c) In the case of facsimile, the date upon which the transmitting party receives confirmation of receipt by facsimile, telephone or otherwise;

(d) In the case of email, the date upon which the transmitting party receives confirmation of receipt by email generated by the transmitting computer or the recipient’s computer.

provided, however, that in no event shall any communication be deemed to be given later than the date it is actually received, provided it is actually received. In the event a communication is not received, it shall be deemed received only upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service provider. Communications that are to be delivered by U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s senior human resources officer and corporate secretary.

Section 7.16 Clawback Policy. Any Award, amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with any applicable Company clawback policy (the “Policy”) or any applicable law as may be in effect from time to time. A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (i) the Policy and any similar policy established by the Company that may apply to the Participant together with all other similarly situated participants, whether adopted prior to or following the making of any Award and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

Article 8

DEFINED TERMS; CONSTRUCTION

Section 8.1 In addition to the other definitions contained in the Plan, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a) “10% Shareholder” means an individual who, at the time of grant, owns Voting Securities possessing more than 10% of the total combined voting power of the Voting Securities.

(b) “Award” means an award under the Plan.

(c) “Award Agreement” means the document that evidences the terms and conditions of an Award. Such document shall be referred to as an agreement regardless of whether a Participant’s signature is required.

(d) “Board” means the Board of Directors of the Company.

(e) If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “cause” (or the like), then, for purposes of the Plan, the term “Cause” has the meaning set forth in such agreement; and in the absence of such a definition, “Cause” means (i) a good faith finding by the Committee of the Participant’s failure to satisfactorily perform the Participant’s assigned duties for the Company as a result of the Participant’s material dishonesty, gross negligence or intentional misconduct (including intentionally violating any law, rule or regulation or any policy or guideline of the Company); (ii) the Participant’s conviction of, or the entry of a pleading of guilty or nolo contendere by the Participant to, any crime involving moral turpitude or any felony; or (iii) a material breach of any employment or employee agreement or material policy by the Participant not cured to the reasonable satisfaction of the Committee within 30 days after written notice to the Participant by the Committee.

Further, the Participant shall be deemed to have terminated for Cause if, after the Participant’s Termination of Service, facts and circumstances arising during the course of the Participant’s employment with the Company are discovered that would have constituted a termination for Cause.

Further, all rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Board or its designee or during any negotiations between the Board or its designee and the Participant regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of “Cause.”

(f) “Change in Control” has the meaning ascribed to it in Section 4.2.

(g) “Code” means the Internal Revenue Code of 1986.

(h) “Committee” means the Committee acting under Article 5, and in the event a Committee is not currently appointed, the Board.

(i) “Company” means Quality Distribution, Inc., a Florida corporation.

(j) “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering the Company’s or a Subsidiary’s employees.

(k) “Effective Date” has the meaning ascribed to it in Section 1.1.

(l) “Exchange Act” means the Securities Exchange Act of 1934.

(m) “Fair Market Value” means, as of any date, the officially-quoted closing selling price of the Shares on such date on the principal national securities exchange on which Shares are listed or admitted to trading or, if there have been no sales with respect to Shares on such date, or if the Shares are not so listed or admitted to trading, the Fair Market Value shall be the value established by the Committee in good faith and, to the extent required, in accordance with Code Sections 422 and 409A.

(n) If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “good reason” (or the like), then, for purposes of the Plan, the term “Good Reason” has the meaning set forth in such agreement; and in the absence of such a definition, “Good Reason” means the occurrence of any one of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason:

(i) A material, adverse change in the nature, scope or status of the Participant’s position, authorities or duties from those in effect immediately prior to the applicable Change in Control;

(ii) A material reduction in the Participant’s aggregate compensation or benefits in effect immediately prior to the applicable Change in Control; or

(iii) Relocation of the Participant’s primary place of employment of more than 50 miles from the Participant’s primary place of employment immediately prior to the applicable Change in Control, or a requirement that the Participant engage in travel that is materially greater than prior to the applicable Change in Control.

Notwithstanding any provision of this definition to the contrary, prior to the Participant’s Termination of Service for Good Reason, the Participant must give the Company written notice of the existence of any condition set forth in clause (i) – (iii) immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within 12 months of the initial existence of the applicable condition.

(o) “Form S-8” means a Registration Statement on Form S-8 promulgated by the U.S. Securities and Exchange Commission or any successor form thereto.

(p) “ISO” means a stock option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).

(q) “Participant” has the meaning ascribed to it in Section 1.2.

(r) “Performance-Based Compensation” has the meaning ascribed to it in Code Section 162(m).

(s) “Plan” means the Quality Distribution, Inc. 2012 Equity Incentive Plan.

(t) “Policy” has the meaning ascribed to it in Section 7.16.

(u) “Prior Plans” means the Quality Distribution, Inc. 2003 Restricted Stock Incentive Plan and the Quality Distribution, Inc. 2003 Stock Option Plan.

(v) “SAR” has the meaning ascribed to it in Section 2.1(b).

(w) “Securities Act” means the Securities Act of 1933.

(x) “Share” means a share of Stock.

(y) “Shareholders” means the shareholders of the Company.

(z) “Stock” means the common stock of the Company, no par value per share.

(aa) “Subsidiary” means any corporation or other entity that would be a “subsidiary corporation” as defined in Code Section 424(f) with respect to the Company.

(bb) “Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an employee and director of, and service provider to, the Company and each Subsidiary, regardless of the reason for such cessation, subject to the following:

(i) The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s services.

(ii) If, as a result of a sale or other transaction, the Subsidiary for whom the Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an employee or director of, or service provider to, the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.

(iii) A service provider, other than an employee or director, whose services to the Company or a Subsidiary are governed by a written agreement with such service provider shall cease to be a service provider at the time the provision of service under such written agreement ends (without renewal); and such a service provider whose services to the Company or a Subsidiary are not governed by a written agreement with the service provider shall cease to be a service provider on the date that is 90 days after the date the service provider last provides services requested by the Company or a Subsidiary.

(iv) Notwithstanding the foregoing, in the event that any Award constitutes deferred compensation, the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “separation from service” as defined under Code Section 409A.

(cc) “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

Section 8.2 In the Plan, unless otherwise stated, the following uses apply:

(a) actions permitted under the Plan may be taken at any time in the actor’s reasonable discretion;

(b) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time;

(c) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(d) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company;

(f) the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively;

(g) all references to articles and sections are to articles and sections in the Plan;

(h) all words used shall be construed to be of such gender or number as the circumstances and context require;

(i) the captions and headings of articles and sections appearing in the Plan have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions;

(j) any reference to an agreement, plan, policy, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, document or set of documents, shall mean such agreement, plan, policy, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k) all accounting terms not specifically defined in the Plan shall be construed in accordance with GAAP.

QUALITY DISTRIBUTION, INC.

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

ANNUAL MEETING OF SHAREHOLDERS – May 30, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Quality Distribution, Inc. (the “Company”) hereby appoints Gary R. Enzor and Joseph J. Troy and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote, as designated below, all of the common stock of the Company held of record by the undersigned on April 13, 2012, at the Annual Meeting of Shareholders to be held at the Hilton Garden Inn, located at 10309 Highland Manor Drive, Tampa, Florida 33610, at 10:00 a.m., Eastern Time, on Tuesday, May 30, 2012, or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 27, 2012, subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxies will vote for election of a substitute nominee proposed by the Board of Directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR ALL nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and ONE YEAR in Proposal 5. Should any other matter requiring a vote of the shareholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

(IMPORTANT: Please sign and date on reverse)

QUALITY DISTRIBUTION, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

1.	Election of Directors:

Kevin E. Crowe

Gary R. Enzor

Richard B. Marchese

Thomas R. Miklich

M. Ali Rashid

Alan H. Schumacher

Thomas M. White

• For All	☐
• Withhold All	☐
• For All Except	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of such nominee(s) below.)

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT.

2.	Approval of the 2012 Equity Incentive Plan:

• For	☐
• Against	☐
• Abstain	☐

3.	Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Certified Public Accounting Firm for 2012:

• For	☐
• Against	☐
• Abstain	☐

4.	Advisory approval of the compensation of the Company’s named executive officers:

• For	☐
• Against	☐
• Abstain	☐

5.	Advisory vote on the frequency of future advisory votes to approve the compensation of the Company’s named executive officers:

• One Year	☐
• Two Years	☐
• Three Years	☐
• Abstain	☐

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

Date:

Signature(s)

Please sign exactly as your name appears on your stock certificate. Joint owners should each sign individually. A corporation should sign the full corporate name by a duly authorized officer and affix the corporate seal. A partnership should sign the full partnership name by a duly authorized person. When signing as an attorney, executor, administrator or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

USING THE ENCLOSED ENVELOPE.